Execution Copy

     AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of October 10, 2006 (this “Agreement”) by and among Sandy Spring Bancorp, Inc., a Maryland corporation and a registered bank holding company (“Bancorp”), Sandy Spring Bank, a Maryland bank and trust company and a wholly owned subsidiary of Bancorp with its principal offices in Olney, Maryland (the “Bank”), and Potomac Bank of Virginia, a Virginia bank with its principal offices in Fairfax, Virginia (“Potomac”).

     WHEREAS, the respective Boards of Directors of Bancorp, Bank and Potomac deem it advisable and in the best interests of their respective shareholders and corporations for Bancorp to acquire Potomac by means of a merger of Potomac with and into Bank (the “Merger”);

     WHEREAS, the Boards of Directors of Bancorp, Bank and Potomac each believe that the Merger will be in the best interests of the communities served by each of them;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of Bancorp, Bank and Potomac have approved the Merger and this Agreement;

     WHEREAS, Bancorp, as the sole shareholder of Bank (whose approval as the sole shareholder is required under the Maryland law), shall immediately hereafter approve the Merger and this Agreement;

     WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of Bancorp and Bank to enter into this Agreement, certain shareholders of Potomac have agreed to enter into a Voting Agreement, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”), providing for, among other things, the agreement of such shareholders to vote their respective shares of Potomac Common Stock (as such term is defined herein), representing in the aggregate approximately 23.22% of the outstanding shares of Potomac Common Stock in favor of the Merger and the approval and adoption of this Agreement;

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder; and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

     1.1     Definitions. As used in this Agreement, the following terms have the definitions indicated.

     “Affiliate” means, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with such Person.

     “Articles of Merger” means the Maryland Articles of Merger and the Virginia Articles of Merger.

     “Bancorp Common Stock” means the common stock of Bancorp, par value $1.00 per share.

     “Bank Merger Act” means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

     “Business Day” means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a Federal or State holiday generally recognized by banks in the State of Maryland.

     “Confidentiality Agreement” means the Confidentiality Agreement between Potomac and Bancorp dated July 22, 2006.

     “DIF” means the Deposit Insurance Fund of the FDIC.

     “Dissenters’ Shares” means shares of Potomac Common Stock as to which a Potomac shareholder has perfected Dissenters’ Rights.

     “Dissenters’ Rights” means dissenters’ appraisal rights as described under Section 2.8 of the Agreement.

     “Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Exchange Ratio” means .6143.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “FDIA” means the Federal Deposit Insurance Act, as amended.

     “FDIC” means the Federal Deposit Insurance Corporation.

     “Federal Reserve” means the Board of Governors of the Federal Reserve System.

     “FTC” means the United States Federal Trade Commission.

     “Government Approvals” means all approvals, consents, notices and filings with any Governmental Authority, including, without limitation, the Federal Reserve, the FDIC, the US Department of Justice, the FTC, the SEC and the banking authorities of the State of Maryland and the Commonwealth of Virginia, in each case as necessary under applicable law or regulation to consummate the transactions contemplated by this Agreement, including the Merger.

     “Governmental Authority” means any international, national, federal, state, municipal, local or foreign governmental, regulatory, or administrative authority, agency, court, tribunal, arbitral body or self-regulatory entity, whether domestic or foreign.

     “Liquidity Investments” means federal funds sold, U.S. Treasury securities sold, and U.S. Treasury securities purchased under agreements to resell, undertaken in the ordinary course of business and with a maturity of one-hundred and eighty (180) days or less.

     “Maryland Articles of Merger” means the articles of merger conforming with the MGCL to be filed in accordance with the terms of this Agreement.

     “MFIA” means the Financial Institutions Article of the Maryland Code.

     “MGCL” means the Maryland General Corporation Law, as amended.

     “Parties” means Bancorp, the Bank and Potomac.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Potomac Home Funding” means Potomac Home Funding, LLC, a Virginia limited liability company, of which Potomac owns a 50% membership interest.

     “Potomac Shareholders Meeting” means that meeting of Potomac shareholders to be held to submit for shareholder approval and adoption this Agreement and the Merger.

     “SEC” means the United States Securities and Exchange Commission.

     “Total Cash Amount” means the number of shares of Potomac Common Stock that shall be converted into the right to receive the Per Share Cash Consideration, in accordance with Article II hereof, which number shall initially be equal to 50% of the number of shares of Potomac Common Stock outstanding immediately prior to the Effective Time, subject to adjustment pursuant to Section 6.4(f) hereof.

     “Virginia Articles of Merger” means the articles of merger conforming with the VSCA to be filed in accordance with the terms of this Agreement.

     “VBA” means the Virginia Banking Act, as amended.

     “VSCA” means the Virginia Stock Corporation Act, as amended.

     “1933 Act” means the Securities Act of 1933, as amended.

     “1934 Act” means the Securities Exchange Act of 1934, as amended.

      The following terms are defined in the following sections of this Agreement:

Term	Section

Advisory Board	5.1	8
Aggregate Consideration	6.4	(f)
Average Closing Price	6.4	(f)
Bancorp	Preamble
Bancorp Financial Statements	4.6
Bancorp Ratio	6.4	(f)
Bancorp Regulatory Filings	4.5
Bancorp SEC Reports	4.4
Bancorp Subsidiaries	4.1
Bank	Preamble

Cash Designated Shares	2.3	(e)(ii)
Cash Election Shares	2.3	(b)
Certificate	2.2	(a)
Closing	8.3
Closing Date	8.3
Code	Recitals
Continuing Employees	5.1	2(d)
CRA	3.3	5
Danielson	3.2	4
Decision Period	6.4	(f)
DPC Shares	2.2	(d)
Effective Date	8.4
Effective Time	8.4
Election Deadline	2.3	(b)
Election Form	2.3	(a)
Election Form Record Date	2.3	(a)
Employee Plan	3.2	1(i)
Environmental Laws	3.2	3
ERISA Affiliate	3.2	1(i)
Exchange Agent	8.1	(a)
Hazardous Materials	3.2	3(f)
Index Price	6.4	(f)
Index Ratio	6.4	(f)
IRS	3.1	8
Loan Property	3.2	3(f)
Mailing Date	2.3	(a)
Maximum Cash Amount	2.3	(e)(i)
Merger Consideration	2.2
Merger	Recitals
Multiemployer Plan	3.2	1(i)
No Election Shares	2.3	(b)
Participation Facility	3.2	3(f)
Per Share Cash Consideration	2.2
Per Share Consideration	6.4	(f)
Per Share Stock Consideration	2.2
Potomac Common Stock	2.2
Potomac ESPP	3.2
Potomac Financial Statements	3.5
Potomac Intellectual Property Rights	3.2	6
Potomac ESPP Options	3.2
Potomac Options	3.2
Potomac SOP Options	3.2
Potomac Regulatory Filings	3.4
Potomac Stock Option Plan	3.2
Potomac Subsidiaries	3.1
Prospectus/Proxy Statement	2.6	(a)
Proceedings	6.1	(b)
Record Holder	8.1	(a)
Registration Statement	2.6	(a)

Required Filings and Approvals	3.1	4
Starting Price	6.4	(f)
Stock Designated Shares	2.3	(e)(i)
Stock Election Shares	2.3	(b)
Superior Proposal	5.3	(b)
Surviving Bank	2.1
Takeover Proposal	5.3	(a)
Termination Fee	7.3
Third Party	5.3	(a)
Third Party Intellectual Property Rights	3.2	6
Total Cash Consideration	6.4	(f)
Total Stock Consideration	6.4	(f)
Trust Account Shares	2.2	(c)

ARTICLE II THE MERGER AND RELATED MATTERS

2.1 The Merger. Subject to approval by the shareholders of Potomac and upon the other terms and conditions contained in this Agreement, Potomac shall be merged with and into the Bank with the Bank as the surviving corporation (the “Surviving Bank”) at the Effective Time in accordance with the applicable provisions of Maryland law and Virginia law.

(a) Name. The name of the Surviving Bank shall be “Sandy Spring Bank.”

(b) Certificate of Incorporation: Bylaws. The Articles of Incorporation and Bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank.

(c) Board of Directors. The Board of Directors of the Bank at the Effective Time shall serve as the Board of Directors of the Surviving Bank until the successors of the members thereof are duly elected and qualified.

(d) Officers. The officers of the Bank at the Effective Time shall serve as the officers of the Surviving Bank until their successors are duly appointed by the Board of Directors of the Bank.

(e) Effect of Merger. At the Effective Time, the separate corporate existence of Potomac shall cease and the Bank, as the Surviving Bank, shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of Potomac, and shall be subject to, and be responsible for, all debts, liabilities and obligations of Potomac, all without further act or deed, and in accordance with the applicable provisions of Maryland law and Virginia law.

(f) Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

(g) Operation of Potomac. Bancorp’s current intention is to continue to operate, for a period of at least two years following the Effective Time, the offices of Potomac that exist as of the Effective Time, as part of a separate division of Bank serving Northern Virginia under the trade name “Potomac Bank,” provided, however, that Bancorp and the Bank shall be entitled to modify this intention and the manner of operating the existing Potomac branches to the extent that the Board of Directors of Bank and Bancorp determine that such modification is in the best interests of the Bank and the shareholders of Bancorp.

2.2 Conversion of Potomac Common Stock. At the Effective Time, subject to the other provisions of this Article II and Section 8.2 hereof, each share of the common stock, par value $5.00 per share, of Potomac (the “Potomac Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares of Potomac Common Stock held directly or indirectly by Bancorp or Bank or any of their respective subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined below) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, either (i) a number of shares of Bancorp Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) cash in an amount equal to $21.75 (the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration”.

(a) All of the shares of Potomac Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Potomac Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration and (ii) any cash to be paid in lieu of any fractional share of Bancorp Common Stock in accordance with Section 8.2 hereof.

(b) If, between the date of this Agreement and the Effective Time, the shares of Bancorp Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate proportional adjustments shall be made to the Per Share Stock Consideration such that each holder of Potomac Common Stock shall receive at the Effective Time, in exchange for such shares of Potomac Common Stock, the number of shares of Bancorp Common Stock as such holder would have been entitled to receive if the Effective Time had occurred immediately before the record date of such event.

(c) If, between the date of this Agreement and the Effective Time and subject to compliance with Section 5.2(b), the shares of Potomac Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate proportional adjustments shall be made to the Merger Consideration such that each holder of Potomac Common Stock shall receive at the Effective Time, in exchange for such shares of Potomac Common Stock, the Merger Consideration such holder would have been entitled to receive if the Effective Time had occurred immediately before the record date of such event.

(d) At the Effective Time, all shares of Potomac Common Stock that are owned directly or indirectly by Bancorp or Bank or any of their respective subsidiaries (other than shares of Potomac Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Bancorp Common Stock which are similarly held, whether held directly or indirectly by Bancorp or Bank, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Bancorp or Bank or any of their respective subsidiaries in respect of a debt previously contracted (any such shares of Potomac Common Stock, and shares of Bancorp Common Stock which are similarly held, whether held directly or indirectly by Bancorp or Bank, being referred to herein as “DPC Shares”) shall be cancelled and shall cease to exist and no stock of Bancorp, cash or other consideration shall be delivered in exchange therefor. All shares of Bancorp Common Stock that are owned by Potomac or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized unissued shares of Bancorp Common Stock.

(e) From and after the Effective Time, each outstanding Potomac Option, if any, will either be exchangeable for a cash payment or converted into an option to acquire shares of Bancorp Common Stock in accordance with Section 5.14 hereof.

(f) Any calculations or adjustments necessary pursuant to Section 2.2(b) or Section 2.2(c) shall be made jointly by Bancorp and Potomac prior to the Closing Date.

2.3 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Potomac Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Bancorp and Potomac shall mutually agree (the “Election Form”) shall be mailed no later than thirty-five days prior to the anticipated Effective Date or on such other date as Potomac and Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of Potomac Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Potomac Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) and (ii) the number of shares of such holder’s Potomac Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”). Any Potomac Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Bancorp and Potomac may mutually agree) (the “Election Deadline”) shall be deemed to be “No Election Shares.”

(c) Bancorp shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Potomac Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Potomac shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election under this Section 2.3 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnity regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Potomac Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form.

     Any Election Form may be revoked or changed by the Person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Potomac Common Stock corresponding to such Election Form shall become No Election Shares and Bancorp shall cause the certificates representing such shares of Potomac Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Bancorp regarding such matters shall be binding and conclusive. Neither Bancorp nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(e) Within ten Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Bancorp shall cause the Exchange Agent to effect the allocation among the holders of Potomac Common Stock of rights to receive Bancorp Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Election Shares More Than Maximum Cash Amount. If the aggregate amount of cash that would be paid upon the conversion in the Merger of the Cash Election Shares is greater than the product of (i) $21.75 times (ii) the Total Cash Amount (such product, the “Maximum Cash Amount”), then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares (other than Dissenters’ Shares), by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the Total Cash Consideration that will be paid in the Merger equals as closely as practicable the Maximum Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Election Shares Less Than Maximum Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares is less than the Maximum Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the Total Cash Consideration that will be paid in the Merger equals as closely as practicable the Maximum Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Election Shares Equal To Maximum Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Maximum Cash Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iv) For purposes of the election and deemed election provisions of this Section 2.3, Dissenters’ Shares shall be deemed to be Cash Election Shares.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Bancorp and Potomac.

2.4 Bank Common Stock; Bancorp Common Stock.

          (a)     The shares of common stock of Bank, par value $10.00 per share, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding shares of the Surviving Bank.

          (b)     Except for shares of Bancorp Common Stock owned by Potomac or any Potomac Subsidiary (other than Trust Account Shares and DPC Shares), which shall be converted into authorized unissued shares of Bancorp Common Stock as contemplated by Section 2.2(d) hereof, the shares of Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

2.5 Potomac Shareholders’ Meeting. As promptly as practicable after the effective date of the Registration Statement, but in no event later than 45 days thereafter, Potomac shall hold the Potomac Shareholders Meeting to submit for shareholder approval this Agreement and the Merger. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Potomac Common Stock is required for approval of this Agreement and the Merger (the “Potomac Shareholder Approval”).

2.6 Registration Statement: Prospectus/Proxy Statement.

(a) For the purposes of (i) registering the shares of Bancorp Common Stock to be issued to holders of Potomac Common Stock in connection with the Merger with the SEC under the 1933 Act, and (ii) soliciting proxies for obtaining the Potomac Shareholder Approval at the Potomac Shareholders Meeting, the Parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto being herein referred to as the “Registration Statement”), including a prospectus/proxy statement, satisfying all applicable requirements of applicable state laws, and of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder (such prospectus/proxy statement, in the form mailed to the Potomac shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”).

(b) Bancorp shall file the Registration Statement and the Prospectus/Proxy Statement with the SEC and applicable state securities agencies as promptly as practicable after the date of this Agreement and, subject to Bancorp’s prompt receipt from Potomac of the information pertaining to Potomac that Bancorp deems necessary for inclusion in the Registration Statement, no later than 45 days after the date hereof. Bancorp shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date.

2.7 Regulatory and Other Approvals. The Parties shall cooperate in the preparation and submission, as promptly as reasonably practicable but in no event later than 60 days after the date hereof, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to obtain or make the Government Approvals. Prior to the making of any such filings with any Governmental Authority or any third Persons, including, without limitation, the Required Filings and Approvals and those described in Sections 3.16, 3.19 and 4.15, Bancorp and Potomac shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Bancorp and Potomac prior to filing with any Governmental Authorities or any third persons, except to the extent that Bancorp or Potomac is legally required to proceed prior to obtaining the acceptance of the other, in which case Bancorp or Potomac, as applicable, shall be given a reasonable opportunity to review and comment on prior to any such filing.

2.8 Dissenters’ Rights.

          (a)     Notwithstanding any other provision of this Agreement to the contrary, shares of Potomac Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such shares in accordance with the VSCA (collectively, the “Dissenters’ Shares”) shall not be converted to into or represent the right to receive Merger Consideration, and such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the VSCA; provided that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost or forfeited their rights to appraisal of such shares under the VSCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without interest thereon, the Per Share Cash Consideration upon surrender, in the manner provided in Section 8.1 hereof, of Certificates that, immediately prior to the Effective Time, evidenced such shares, subject to the proration provisions of Section 2.3(e) hereof.

          (b)     Potomac shall give Bancorp (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments received by Potomac relating to appraisal rights under the VSCA with respect to the Potomac Common Stock and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Potomac shall not voluntarily make any payment with respect to any demands for payment of fair value of the Potomac Common Stock and shall not, except with the prior written consent of Bancorp, settle or offer to settle any such demands.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF POTOMAC

     Potomac represents and warrants to Bancorp and the Bank that, except as disclosed in the Disclosure Schedule delivered by Potomac to Bancorp and the Bank concurrently with the execution of this Agreement (the “Potomac Disclosure Schedule”):

3.1 Organization, Good Standing, Authority, Insurance, Etc. Potomac is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Each of the “subsidiaries” of Potomac within the meaning of Section 3(w) of the FDIA (individually a “Potomac Subsidiary” and collectively the “Potomac Subsidiaries”) is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Potomac and each Potomac Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted in all material respects. Potomac and each Potomac Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole. Potomac is a member in good standing of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the DIF, and all eligible accounts issued by Potomac are insured by the DIF up to applicable limits. Potomac is a not a “domestic building and loan association” as defined in Section 7701(a)(19) of the Code. The minute books of Potomac contain complete and accurate records of all meetings and other corporate actions by its shareholders and Board of Directors (including the committees of such Board).

3.2 Capitalization. The authorized capital stock of Potomac consists of 5,000,000 shares of Potomac Common Stock, par value $5.00 per share, of which 2,848,984 shares of Potomac Common Stock were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, par value $5.00 per share, none of which were issued or outstanding as of the date of this Agreement. All outstanding shares of Potomac Common Stock are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Potomac Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right. Potomac’s 1999 Stock Option Plan, as amended (the “Potomac Stock Option Plan”) and Potomac’s Employee Stock Purchase Plan, as amended (the “Potomac ESPP”) authorize, in the aggregate, the issuance of up to 383,993 shares of Potomac Common Stock. Options to purchase 190,904 shares of Potomac Common Stock are outstanding as of the date of this Agreement under Potomac’s Stock Option Plan (the “Potomac SOP Options”). Under the Potomac ESPP, there are outstanding rights to purchase an aggregate of 17,261 shares of Potomac Common Stock (the “Potomac ESPP Options” and, together with the Potomac SOP Options, the “Potomac Options”). Each Potomac Option was issued or granted in compliance with all applicable federal and state securities laws and any applicable plan documents and no Potomac Option was issued or granted in violation of any preemptive or similar right or any right of first refusal or similar right. Potomac has neither issued nor granted any stock appreciation right, phantom equity right or any similar rights.Except for the Potomac Options, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Potomac’s capital stock from Potomac and no contracts to which Potomac or any of its Affiliates are subject with respect to the issuance, voting or sale of issued or un-issued shares of Potomac’s capital stock. Section 3.2 of the Potomac Disclosure Schedule contains a correct and complete list as of the date of this Agreement of each outstanding Potomac Option, which list includes (i) the holder, (ii) the date of grant, (iii) the date of expiration or termination, (iv) the exercise price and (v) the number of shares of Potomac Common Stock subject thereto. In connection with each offering of securities of Potomac, no documents or other information provided to the offerees by or on behalf of Potomac contained any untrue statement of a material fact or failed to state a material fact required to be stated therein or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3 Subsidiaries. All the outstanding shares of the capital stock or other equity interest of the Potomac Subsidiaries are validly issued, fully paid, non-assessable and owned beneficially and of record by Potomac or a Potomac Subsidiary free and clear of any Encumbrance. Neither Potomac nor any Potomac Subsidiary has any obligation to contribute, loan or advance any cash or property to Potomac Home Funding, except as set forth in the Operating Agreement of Potomac Home Funding dated as of December 13, 2005. Section 3.3 of the Potomac Disclosure Schedule lists each Potomac Subsidiary and, except as set forth therein, Potomac does not own or control, directly or indirectly, any interest in any Person.

3.4 Potomac Regulatory Filings. Potomac, the Potomac Subsidiaries (other than Potomac Home Funding) and, to the knowledge of Potomac, Potomac Home Funding, have filed all documents required to be filed by them with the SEC, the Federal Reserve, the FDIC, the banking authorities of the Commonwealth of Virginia or applicable banking and state securities authorities under applicable securities and financial institution laws and regulations (together, the “Potomac Regulatory Filings”), except to the extent that any such failure to so file, would not have a material adverse effect on the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole; and all such Potomac Regulatory Filings, as finally amended, complied in all material respects as to form with applicable requirements and, as of their respective dates, as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Potomac Regulatory Filings were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to un-audited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the financial position and results of operations of Potomac for the periods therein set forth.

3.5 Potomac Financial Statements. Potomac has previously delivered to Bancorp copies of the audited consolidated financial statements of Potomac as of and for the years ended December 31, 2005 and December 31, 2004 and unaudited financial statements of Potomac for the quarters ended March 31, 2006 and June 30, 2006 (such financial statements, the “Potomac Financial Statements”), and Potomac shall deliver to Bancorp, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter (or other reporting period) or year of Potomac, such additional financial statements of Potomac as of and for each subsequent calendar quarter (or other reporting period) or year. The Potomac Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Potomac have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Potomac Financial Statements fairly present in all material respects the financial position of Potomac as of the respective dates thereof and fairly present in all material respects the results of operations of Potomac for the respective periods set forth therein.

3.6 Undisclosed Liabilities. Potomac has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole, except obligations and liabilities which are accrued or reserved against in the Potomac Financial Statements, or reflected in the notes thereto. Since December 31, 2005, Potomac has not incurred or paid any obligation or liability material to the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

3.7 Loan Portfolio; Reserves. All evidences of indebtedness reflected as assets in the Potomac Financial Statements were as of such dates in all respects binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or general principles of equity. Potomac has maintained allowances for possible loan losses at a level adequate to absorb reasonably anticipated loan losses in accordance with generally accepted accounting principles and applicable regulatory requirements.

3.8 Certain Loans and Related Matters. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding, or, to the knowledge of Potomac, Potomac Home Funding, is a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is sixty (60) days or more delinquent in payment of principal and interest or in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Potomac or any Governmental Authority, should have been classified by any bank examiner (whether regulatory or internal) as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “special mention,” “credit risk assets,” “classified,” “criticized,” “watch list,” “concerned loans” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Potomac or a Potomac Subsidiary or any five percent (5%) or greater shareholder of Potomac, or any Affiliate of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Potomac or any Potomac Subsidiary including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority, which such violation would reasonably be expected to have a material adverse effect on the business, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole.

3.9 Absence of Changes. Since December 31, 2005, there has been no material adverse change in the business, financial condition or results of operations of Potomac and the Potomac Subsidiaries, taken as a whole. Since June 30, 2006, Potomac has not taken any of the actions described in Section 5.2(b) hereof.

3.10 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Potomac for the solicitation of proxies for the approval referred to in Section 2.5 hereof and at all times subsequent to such mailings up to and including the times of such approvals, the Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Potomac, the Potomac Subsidiaries, the Potomac shareholders, the Potomac Common Stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by Potomac expressly for inclusion therein, will:

(a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

(b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the Potomac Shareholder Meeting or subject matter which has become false or misleading.

3.11 Litigation and Other Proceedings. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is a defendant in, nor is any of their property subject to, any pending, or, to the knowledge of Potomac, threatened, material claim, action, suit, investigation or proceeding, or otherwise subject to any judicial order, judgment or decree.

3.12 Compliance With Law. Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective businesses as currently conducted, and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has received notice of any violation by Potomac or any Potomac Subsidiary of any such law or regulation and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding knows of any material violations by Potomac or any Potomac Subsidiary of any such law or regulation or any fact which could reasonably be expected to result in a material violation by Potomac or a Potomac Subsidiary of any such law or regulation.

3.13 Corporate Authority. Potomac has full corporate power and authority to execute and deliver this Agreement and, subject to the Potomac Shareholder Approval, to consummate the transactions contemplated hereby. The Board of Directors of Potomac has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, and has directed that this Agreement and the transactions contemplated hereby be submitted to Potomac’s shareholders for approval at the Potomac Shareholders Meeting. Except for the approval and adoption of this Agreement by the shareholders of Potomac, no other corporate proceeding on the part of Potomac is necessary to consummate the transactions contemplated by this Agreement. This Agreement (assuming due authorization, execution and delivery by Bancorp and Bank), constitutes a valid and binding obligation of Potomac, and will be enforceable against Potomac in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

3.14 Governmental Authority. The execution, delivery and performance by Potomac of this Agreement and the consummation by Potomac of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) (A) the filing of the Maryland Articles of Merger with the Maryland State Department of Assessments and Taxation and the filing of the Virginia Articles of Merger with the State Corporation Commission of Virginia, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with, and approval by, the Commissioner of Financial Regulation of Maryland of an application for authority to effect the Merger, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland, (D) the filing with, and approval by, the Virginia Commissioner of Financial Institutions, of an application for authority to effect the Merger, and the issuance of a Certificate of Merger, by the Virginia Commissioner of Financial Institutions, (ii) compliance with any applicable requirements of the HSR Act, (iii) the filing of appropriate notices and applications with respect to the Merger with, and the non-objection to or approval by the Federal Reserve Bank of Richmond under Section 3 of the U.S. Bank Holding Company Act of 1956, as amended, and the Bank Merger Act, (iv) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (iv), the “Required Filings and Approvals”), and (v) the filing of appropriate documents with the relevant authorities of the states in which Potomac is qualified to do business as a foreign corporation.

3.15 Non-Contravention. Neither the execution and delivery of this Agreement by Potomac nor the consummation by Potomac of the transactions contemplated hereby, nor compliance by Potomac with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Potomac, in each case as amended to date, (ii) violate any statute, code, ordinance, rule or regulation applicable to Potomac or any Potomac Subsidiary or any of their respective properties or assets, or any judgment, order, writ, decree or injunction applicable to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Encumbrance upon any of the respective properties or assets of Potomac or any Potomac Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Potomac or any Potomac Subsidiary other than Potomac Home Funding is a party or by which Potomac or any Potomac Subsidiary other than Potomac Home Funding or any of their respective properties or assets may be bound or affected or, to the knowledge of Potomac, any material, note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation which Potomac Home Funding is a party or by which any of Potomac Home Funding’s properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), as would not constitute a material adverse effect on the business, prospects, operations, earnings, assets or financial condition of Potomac and the Potomac Subsidiaries, taken as a whole.

3.16 Consents and Approvals. Except for (i) the Potomac Shareholder Approval, (ii) the Required Filings and Approvals and (iii) as set forth in Section 3.16 of the Potomac Disclosure Schedule, no material consents or approvals of any Person are necessary in connection with the execution, delivery and performance by Potomac of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby.

3.17 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of Potomac or any Potomac Subsidiary to Bancorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No information material to the Merger or the other transactions contemplated by this Agreement and which is necessary to make the representations and warranties of Potomac not misleading has been withheld from Bancorp.

3.18 Tax Matters.

     (a)     Potomac has previously made available to Bancorp copies of the federal, state and local income tax returns of Potomac for the years 2003, 2004 and 2005 and all schedules and exhibits thereto, and such tax returns have not been audited or examined by the Internal Revenue Service (“IRS”) or any other taxing authority, no such audit or examination is pending and Potomac has not received any notice of a possible audit or examination of such tax returns. Potomac has duly filed all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof. Potomac has duly paid or made adequate provisions in accordance with generally accepted accounting principles for the payment of all taxes and other governmental charges relating to taxes which are owed by Potomac to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of Potomac), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. Potomac is not responsible for the taxes of any other Person under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     (b)     Potomac has not executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect.

     (c)     Potomac has not made any payment, is not obligated to make any payment and is not a party to any agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code. There has not been an ownership change, as defined in Section 382(g) of the Code, of Potomac that occurred during or after any taxable period in which Potomac incurred an operating loss that carries over to any taxable period ending after the fiscal year of Potomac immediately preceding the date of this Agreement.

     (d)     Proper and accurate amounts have been withheld by Potomac and the Potomac Subsidiaries from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and locals laws and regulations. Proper due diligence steps have been taken by or on behalf of Potomac and the Potomac Subsidiaries in connection with back-up withholding. Federal, state and local returns have been filed for all periods for which returns were due by Potomac or any Potomac Subsidiary with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority. The amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by Potomac in the Potomac Financial Statements.

3.19 Property and Assets.

     (a)     Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, have good and marketable title to all assets and properties, real or personal, tangible or intangible, reflected in the Potomac Financial Statements and the Potomac Regulatory Filings, free and clear of all Encumbrances, except for (i) such items shown in such financial statements or in the notes thereto, (ii) liens for current real estate taxes not yet delinquent, (iii) customary title exceptions that have no material adverse effect upon the value of such property and (iv) property sold or transferred in the ordinary course of business since the date of such financial statements.

     (b)     All leases for the use of real or personal property under which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is the lessee are valid and binding and in full force and effect and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is in default under any such lease. Subject to the receipt of the consents set forth in Section 3.16 of the Potomac Disclosure Schedule, as of the Effective Time, Bank shall have the right to assume each lease or sublease pursuant to this Agreement and by operation of law. Except as set forth in Section 3.19 of the Potomac Disclosure Schedule, no consent of the lessor of any such lease is required for consummation of the Merger.

     (c)     There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real or personal properties of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, in each case since December 31, 2005. All property and assets material to their business and currently used by Potomac, each of the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

3.20 Employees.

(a) As of the date of this Agreement, Potomac employs 51 full-time employees and no part-time employees, the names, job titles and rates of compensation (including wages, salaries and bonuses, including anticipated or contingent bonuses, and deferred compensation) are listed in Section 3.20(a) of the Potomac Disclosure Schedule, and Potomac generally enjoys good employer-employee relationships with its employees. The names of the officers and directors of Potomac are listed in Section 3.20(a) of the Potomac Disclosure Schedule.

(b) Potomac is not currently, nor has it at any time in the prior six (6) years been, delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed for Potomac or amounts required to be reimbursed to such employees or consultants.

(c) No collective bargaining agreement is in effect or is currently being negotiated by Potomac and Potomac is not bound by any collective bargaining agreement, nor is any labor union or similar organization organizing, or, to the knowledge of Potomac, intending to organize, any of Potomac’s employees.

(d) To the knowledge of Potomac, none of Potomac’s employment policies or practices are currently being audited or investigated by any federal or state agency or other Governmental Authority and no facts or circumstances exist which could reasonably be expected to result in any such audit or investigation. There are no charges, claims or demands from any current employees or former employees of Potomac regarding their employment or former employment, including, without limitation, claims or charges of employment discrimination, sexual harassment or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Potomac, threatened against or involving Potomac.

(e) Potomac has never implemented any “plant closing” or “mass layoff” of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that would implicate such laws or regulations are currently contemplated by Potomac.

(f) To the knowledge of Potomac, no current or former employee or consultant of Potomac is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other contract relating to the right of any such person to be employed by, or otherwise perform services for, Potomac and no facts or circumstances exist which could reasonably be expected to result in any such violation.

(g) Potomac has complied in all material respects with all applicable laws, regulations and requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws, regulations and requirements related to employment.

(h) Neither the execution and delivery of this Agreement by Potomac, the performance by Potomac of its obligations hereunder, nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or consultant of Potomac to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Potomac, (ii) increase or enhance any benefits payable under any Employee Plan (as defined in Section 3.21(i)), or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such person.

(i) All “deferred compensation,” as that term is defined under Section 409A of the Code (and any regulations or other guidance issued by the IRS with respect to Section 409A of the Code), which is provided under any agreement (written or oral) entered into by Potomac on or before the Closing Date is grandfathered from, and not subject to, Section 409A of the Code.

(j) Each representation and warranty made by Potomac in this Section 3.20 shall be deemed to have been made by Potomac on its own behalf and on behalf of each Potomac Subsidiary; provided, however, that with respect to Potomac Home Funding, each such representation and warranty shall be limited to the knowledge of Potomac.

3.21 Employee Benefits.

(a) Section 3.21(a) of the Potomac Disclosure Schedule sets forth a list of every Employee Plan that has been maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date.

(b) Each Employee Plan that has ever been maintained by Potomac or any ERISA Affiliate, which has been intended to qualify under Section 401(a) of the Code, has received a favorable determination or approval letter from the IRS regarding its qualification under such Section and has, in fact, been qualified under Section 401(a) of the Code from the effective date of such Employee Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Plan’s assets were distributed). No event or omission has occurred which would cause any Employee Plan that has ever been maintained by Potomac or any ERISA Affiliate to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)).

(c) Each Employee Plan that has been maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date has been maintained in material compliance with all applicable laws, regulations or any other requirements. With respect to each Employee Plan that has been maintained by Potomac or any ERISA Affiliate during the six (6) year period ending on the Closing Date, there has not been any (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, or (ii) nondeductible contributions. No claim, demand, litigation or governmental administrative proceeding (or investigation, audit or inquiry) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Potomac, threatened with respect to any such Employee Plan. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any such Employee Plan.

(d) All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Plans maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, for all periods prior to the Closing Date, have been timely made or, if not yet required to be paid or contributed, have been properly accrued (and all such unpaid but accrued amounts are described in Section 3.21(d) of the Potomac Disclosure Schedule).

(e) Neither Potomac nor any ERISA Affiliate (i) has ever maintained any Employee Plan which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, (ii) has ever maintained any Multiemployer Plan, or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(f) With respect to each Employee Plan maintained by Potomac or any ERISA Affiliate at any time during the six (6) year period ending on the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Plan) have previously been delivered to Bancorp: (i) all documents embodying or governing such Employee Plan, and any funding medium for the Employee Plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the six (6) most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the six (6) most recent actuarial valuation reports completed with respect to such Employee Plan; (v) the summary plan description for such Employee Plan (or other descriptions of such Employee Plan provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Employee Plan.

(g) Each Employee Plan currently maintained by Potomac or any ERISA Affiliate may be amended, terminated or otherwise modified by Potomac and/or the ERISA Affiliate that maintains such Employee Plan to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Plan, and no employee communication or provision of any Employee Plan document has failed to effectively reserve the right of Potomac or the ERISA Affiliate to so amend, terminate or otherwise modify such Employee Plan. Each asset held under any Employee Plan currently maintained by Potomac or any ERISA Affiliate may be liquidated or terminated without the imposition of any market value adjustment, redemption fee, surrender charge or comparable liability.

(h) No oral or written representation or communication with respect to any term or provision of any Employee Plan has been made by Potomac to any current or former employee of Potomac which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan.

(i) For purposes of this Agreement:

(i) “Employee Plan” means all bonus, pension, profit sharing, deferred compensation, stock options, stock appreciation rights, stock purchases or other equity or incentive compensation, retirement, hospitalization, health benefits, medical or dental reimbursement, severance pay, vacation pay, disability, death benefits, insurance, fringe benefits, cafeteria plans, and all other similar plans, programs or arrangements providing benefits to any employee and/or non-employee director (including without limitation all “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, and all “employee pension benefit plans” within the meaning of Section 3(2) of ERISA). In the case of an Employee Plan funded through a trust described in Code Section 401(a), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Plan if such entity sponsors, contributes to, or provides benefits under or through such Employee Plan, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Plan, or if such Employee Plan provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

(iii) An entity is an “ERISA Affiliate” if that entity and Potomac would have ever been considered a single employer with Potomac under ERISA Section 4001 or Section 414 of the Code.

(iv) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.22 Agreements and Instruments. Section 3.22 of the Potomac Disclosure Schedule sets forth, as of the date of this Agreement, a list of all of the following agreements (whether written or oral) and instruments (including a summary description of the material terms of any agreement not committed to writing):

(a) every agreement (other than this Agreement and agreements with respect to deposits received, loans originated or purchased, or Liquidity Investments) of Potomac, any Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, which is to be performed in whole or in part after the date of this Agreement and which (i) provides for aggregate future payments by or to Potomac or a Potomac Subsidiary of more than $50,000.00, (ii) provides for material obligations to be performed later than one year from the date of this Agreement, (iii) is an employment, consulting agreement or similar agreement, or (iv) was not entered into in the ordinary course of business;

(b) each instrument (other than letters of credit) to which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is a party pursuant to which it (i) has borrowed or is committed or entitled to borrow money (other than by receipt of a deposit), (ii) has, outside of the ordinary course of its business, loaned or committed to loan money, or (iii) has given or committed to give a guarantee of (or otherwise to incur primary or secondary liability in respect of) any obligation of any other party (other than by endorsement or certification of checks in the ordinary course of business);

(c) all agreements of Potomac, any Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, for the grant of any preferential rights to another party, or which require the consent of any third party (including, without limitation, the parties listed in Sections 3.16 or 3.19 of the Potomac Disclosure Schedule) to the transfer or assignment of any assets, properties or rights of Potomac or a Potomac Subsidiary to secure the benefits thereof to any successor;

(d) all agreements for the sale of property held or acquired by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, as a result of security interests in connection with loans having an unpaid principal amount exceeding $100,000.00;

(e) instruments or agreements for any and all loans contractually delinquent for more than 30 days;

(f) all agreements for loans or the provision, purchase or sale of goods, services or property between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, on the one hand and any director or officer of Potomac or any Potomac Subsidiary or any member of the immediate family or Affiliate of any of the foregoing on the other hand;

(g) all agreements with or concerning any labor or employee organization to which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is a party;

(h) all agreements between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, and any five percent (5%) or more shareholder of Potomac;

(i) any and all proposed, threatened, temporary, or final agreements, orders, directives, memorandums, resolutions, or evidence of formal or informal agency action of which Potomac is aware (x) between Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or any officer or director of Potomac or any Potomac Subsidiary on the one hand and any Governmental Authority on the other hand, or (y) issued, delivered, or described by any such Governmental Authority to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or any officer or director of Potomac or any Potomac Subsidiary; and

(j) any and all agreements, commitments or arrangements between Potomac or any Potomac Subsidiary, on the one hand, and Potomac Home Funding, on the other hand.

3.23 Environmental Matters. (a) Each of Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, and all real property currently or formerly owned by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, and, to the knowledge of Potomac, each of the Participation Facilities and the Loan Properties (each as hereinafter defined) and all real property leased by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, are in material compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of Potomac, threatened, before any Governmental Authority or other forum in which Potomac, any of the Potomac Subsidiaries other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or, to the knowledge of Potomac, any Participation Facility or any Loan Property, has received or, with respect to threatened proceedings, may receive notice of any kind concerning (x) alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site currently or formerly owned, leased or operated by Potomac, any of the Potomac Subsidiaries other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, any Participation Facility or any Loan Property; and

(c) During the period of (x) Potomac’s or any Potomac Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) Potomac’s or any of the Potomac Subsidiaries’ participation in the management of any Participation Facility, or (z) Potomac’s or any of the Potomac Subsidiaries’ interest in a Loan Property, there has not been, to the knowledge of Potomac, any release of Hazardous Materials in, on, under or affecting any such property and, to the knowledge of Potomac, no facts or circumstances exist which could reasonably be expected to result in any such release. To the knowledge of Potomac, prior to the period of (i) Potomac’s or any of the Potomac Subsidiaries’ ownership or operation of any of their respective current or former properties, (ii) Potomac or any of the Potomac Subsidiaries’ participation in the management of any Participation Facility, or (iii) Potomac’s or any of the Potomac Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property. As the representations and warranties in this Section 3.23(c) apply to Potomac Home Funding, such representations and warranties shall be limited to the knowledge of Potomac.

(d) None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has at any time assumed the liability of any other Person under Environmental Laws by or in connection with any contract or agreement or by other means.

(e) Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the extent known by Potomac, Potomac Home Funding has provided Bancorp with a complete and correct list of all real property either party has at any time owned, leased, operated or controlled and have provided to Bancorp true, complete and correct copies of results of all reports, investigations, audits, and inspections, together with supporting studies, analyses and tests pertaining to all matters covered by this Section 3.23.

(f) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; “Loan Property” means any property in which Potomac or any Potomac Subsidiary holds a security interest, and, where required by the context, said term means the owner or operator of such property; and “Participation Facility” means any facility in which Potomac or any Potomac Subsidiary participates or has participated in the management and, where required by the context, said term means the owner or operator of such property.

3.24 Brokers: Certain Fees. Neither Potomac, nor any of its Affiliates or any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder’s fees in connection with the Agreement, the Merger, or any of the transactions contemplated herein or therein, except that Potomac has retained Danielson Capital, LLC (“Danielson”) to perform various investment banking and financial advisory services in connection with the Merger. Section 3.24 of the Potomac Disclosure Schedule contains a copy of all written agreements, and a statement of all oral agreements, between Potomac or its Affiliates, on the one hand, and Danielson, on the other hand, and any amendments thereto.

3.25 Real Estate.

(a) Section 3.25(a) of the Potomac Disclosure Schedule identifies each parcel of real estate or interest therein owned, leased or subleased by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or in which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding has any ownership or leasehold interest.

(b) Section 3.25(b) of the Potomac Disclosure Schedule lists or otherwise describes each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord’s property manager (if any), under which Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is the lessee of any real property and which relates in any manner to the operation of the business of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding.

(c) Potomac has not violated, and is not currently in violation in any material respect of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Section 3.25(a) and Section 3.25(b) of the Potomac Disclosure Schedule.

(d) As to each parcel of real property owned or used by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, none of Potomac, any Potomac Subsidiary other than Potomac Home Funding, or, to the knowledge of Potomac, Potomac Home Funding, has received notice of any pending or, to the knowledge of Potomac, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

3.26 Intellectual Property. Potomac, each Potomac Subsidiary other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of Potomac, the Potomac Subsidiaries other than Potomac Home Funding and, to the knowledge of Potomac, Potomac Home Funding, in each case as currently conducted (the “Potomac Intellectual Property Rights”), and the Potomac Intellectual Property Rights are valid and subsisting in all material respects. Potomac is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which Potomac is a party and pursuant to which Potomac is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights”). No claims with respect to (A) the Potomac Intellectual Property Rights, (B) any material trade secret owned by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, or (C) to the knowledge of Potomac, Third-Party Intellectual Property Rights licensed to Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, are currently pending or are threatened in writing by any Person. To the knowledge of Potomac, there are no valid grounds for any bona fide claims (i) to the effect that the sale or licensing of any product as now sold or licensed by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (ii) against the use by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding of any patent, trademark, service mark, trade secret, copyrights, technology, know-how or computer software programs and applications used in the business of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, in each case as currently conducted, (iii) challenging the ownership or validity of any Potomac Intellectual Property Rights or other material trade secrets owned by Potomac, or (iv) challenging the license or right to use any Third-Party Intellectual Property Rights by Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding. To the knowledge of Potomac, there is no unauthorized use, infringement or misappropriation of any of the Potomac Intellectual Property Rights by any Person, including any employee or former employee of Potomac or any Potomac Subsidiary.

3.27 Insurance. Potomac is presently insured as set forth in Section 3.27 of the Potomac Disclosure Schedule, with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by Potomac are in full force and effect and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, is in default thereunder. The deposit accounts of Potomac are insured by the FDIC in accordance with the FDIA and Potomac has paid all regular premiums and special assessments and filed all reports required by the FDIA.

3.28 Deposits. None of the deposits of Potomac are “brokered” deposits as such term is defined in the Rules and Regulations of the FDIC or are subject to any Encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of any Affiliate of Potomac.

3.29 Antitakeover Statutes; Rights Plans; Termination of Exchange Offer.

(a) Potomac has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Sections 13.1-725.1, 13.1-726 and 13.1-728.2 of the Code of Virginia, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium,” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement or the transactions contemplated hereby.

(b) No shareholder rights plan is, or at the Effective Time will be, applicable to the Merger, this Agreement, or the transactions contemplated hereby.

(c) Potomac’s Board of Directors has terminated the Agreement and Plan of Share Exchange dated as of February 15, 2006 and, as a result of such termination, Potomac has no obligations thereunder and no shareholder of Potomac has any rights thereunder.

3.30 Accounting Controls. Potomac has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Potomac, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as Potomac or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (iii) access to the material properties and assets of Potomac is permitted only with general or specific authorization of the Board of Directors and the duly executed officers of Potomac, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. Potomac is not subject to the Sarbanes-Oxley Act, as amended, and nothing contained in this Section 3.30 shall be construed as a representation that the internal accounting controls of Potomac are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act of 2002, as amended.

3.31 Registration Obligations. Potomac is not under any obligation, contingent or otherwise, to register any of its securities or file reports under the 1933 Act, the 1934 Act or any state securities laws.

3.32 Fairness Opinion. Prior to the execution of this Agreement, Potomac has received an opinion from Danielson to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Potomac from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement

3.33 Tax Treatment. Neither Potomac nor any Affiliate of Potomac has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.34 Regulatory Matters. None of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Authority and none of Potomac, any Potomac Subsidiary other than Potomac Home Funding or, to the knowledge of Potomac, Potomac Home Funding, has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

3.35 Community Reinvestment Act. Potomac has (a) complied in all material respects with the provisions of the Community Reinvestment Act (the “CRA”) and the rules and regulations thereunder, (b) a CRA rating of not less than “satisfactory,” (d) received no material criticism from regulators with respect to discriminatory lending practices, and (d) no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BANCORP

     Bancorp represents and warrants that, except as disclosed in the Disclosure Schedule delivered by Bancorp to Potomac concurrently with the execution of this Agreement (the “Bancorp Disclosure Schedule”):

4.1 Organization; Good Standing; Authority; Insurance; Etc. Bancorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Each of the “subsidiaries” of Bancorp within the meaning of Section 3(w) of the FDIA (individually a “Bancorp Subsidiary” and collectively the “Bancorp Subsidiaries”) is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Bancorp and each Bancorp Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted in all material respects. Bancorp and each Bancorp Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the DIF, and all eligible accounts issued by the Bank are insured by the DIF.

4.2 Capitalization. The authorized capital stock of Bancorp consists of 50,000,000 shares of capital stock, par value $1.00 per share, of which 14,810,474 shares of Bancorp Common Stock were issued and outstanding as of the date of this Agreement. Authorized but unissued capital stock of Bancorp may be designated as preferred stock. No shares of capital stock of Bancorp have been designated as preferred stock and no shares of preferred stock of Bancorp were outstanding as of the date of this Agreement. All outstanding shares of Bancorp Common Stock are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of Bancorp Common Stock were issued in compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive right or similar right or any right of first refusal or similar right. Bancorp’s equity compensation plans authorize the issuance of up to an aggregate of 2,460,986 shares of Bancorp Common Stock. Options or other rights to purchase an aggregate of 897,681 shares of Bancorp Common Stock are outstanding under Bancorp’s equity compensation plans. Except for obligations under Bancorp’s equity compensation plans, Bancorp’s Dividend Reinvestment Plan and except as disclosed in the Bancorp SEC Reports (as defined below), there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Bancorp’s capital stock from Bancorp and no contracts to which Bancorp or any of its Affiliates are subject with respect to the issuance, voting or sale of issued or un-issued shares of Bancorp’s capital stock.

4.3 Ownership of Subsidiaries. All the outstanding shares of the capital stock of the Bancorp Subsidiaries are validly issued, fully paid, non-assessable and owned beneficially and of record by Bancorp or a Bancorp Subsidiary free and clear of any Encumbrance.

4.4 Bancorp SEC Reports and Matters. (a) Bancorp has made available to Potomac (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2004 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006 and June 30, 2006, (iii) its proxy or information statements relating to meetings or actions taken without a meeting by Bancorp’s shareholders held since December 31, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (collectively, the “Bancorp SEC Reports”). As of its filing date, each Bancorp SEC Report, in each case as amended or supplemented, as applicable, complied in all material respects with the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (b)     Each Bancorp SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (c)     Bancorp has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Bancorp, including its consolidated subsidiaries, is made known to Bancorp’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Bancorp’s principal executive officer and principal financial officer to material information to be included in the Bancorp SEC Reports under the 1934 Act.

          (d)      Bancorp has established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Bancorp’s financial statements for external purposes in accordance with generally accepted accounting principles.

          (e)      Bancorp has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

4.5 Bancorp Regulatory Filings. Bancorp and the Bancorp Subsidiaries have filed all documents required to be filed by them with the SEC, the Federal Reserve, the FDIC, the banking authorities of the State of Maryland or other applicable banking and state securities authorities under applicable securities and financial institution laws and regulations (together, the “Bancorp Regulatory Filings”), except to the extent that any such failure to so file, would not have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole; and all such Bancorp Regulatory Filings, as finally amended, complied in all material respects as to form with applicable requirements and, as of their respective dates, as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Bancorp Regulatory Filings were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to un-audited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the financial position and results of operations of Bancorp for the periods therein set forth.

4.6 Bancorp Financial Statements. Bancorp has previously made available to Potomac copies of the audited consolidated financial statements of Bancorp as of and for the years ended December 31, 2005 and December 31, 2004 and unaudited financial statements of Potomac for the quarters ended March 31, 2006 and June 30, 2006 (such financial statements, the “Bancorp Financial Statements”). The Bancorp Financial Statements (including the related notes, where applicable) have been prepared in accordance with generally accepted accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein, and the books and records of Bancorp have been and are being maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The Bancorp Financial Statements fairly present in all material respects the financial position of Bancorp as of the respective dates thereof and fairly present in all material respects the results of operations of Bancorp for the respective periods set forth therein. Bank has maintained allowances for possible loan losses at a level adequate to absorb reasonably anticipated loan losses, in accordance with generally accepted accounting principles and applicable regulatory requirements.

4.7 Undisclosed Liabilities. Except as set forth in the Bancorp SEC Reports, since December 31, 2005, Bancorp has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole, except obligations and liabilities which are accrued or reserved against in the Bancorp Financial Statements, or reflected in the notes thereto. Since December 31, 2005, Bancorp has not incurred or paid any obligation or liability material to the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

4.8 Absence of Changes. Since December 31, 2005, there has been no material adverse change in the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed in the Bancorp SEC Reports. Except as set forth in the Bancorp SEC Reports, since December 31, 2005, Bancorp has not (a) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of Bancorp other than Bancorp’s quarterly dividends, (b) repurchased, redeemed or otherwise acquired any outstanding shares of capital stock or other securities of, or other ownership interests of, Bancorp, or (c) changed any material method of accounting or accounting practice, except for any such change required by reason of a concurrent change in generally accepted accounting principles or Regulation S-X under the 1934 Act.

4.9 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of Potomac for the solicitation of proxies for the approval referred to in Section 2.5 hereof and at all times subsequent to such mailings up to and including the times of such approvals, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Bancorp, Bancorp’s shareholders, the Bancorp Common Stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by Bancorp expressly for inclusion therein, will:

(a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

(b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.10 Litigation and Other Proceedings. Except as set forth in the Bancorp SEC Reports, neither Bancorp nor any Bancorp Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the knowledge of Bancorp, threatened, material claim, action, suit, investigation or proceeding, or subject to any judicial order, judgment or decree.

4.11 Compliance With Law. Bancorp and the Bancorp Subsidiaries are in material compliance with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in their respective businesses as currently conducted, and Bancorp has not received notice of material violation of, and does not know of any material violations of any such law or regulation or any fact which could reasonably be expected to result in a material violation by Bancorp or a Bancorp Subsidiary of any such law or regulation.

4.12 Corporate Authority. Bancorp and Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Bancorp has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement. Except for the approval of Bancorp, in its capacity as the sole shareholder of Bank (which approval shall be delivered immediately after Bancorp’s execution and delivery of this Agreement), no other corporate proceeding on the part of Bancorp is necessary to consummate the transactions contemplated by this Agreement. This Agreement (assuming due authorization, execution and delivery by Potomac), constitutes a valid and binding obligation of Bancorp and Bank, and will be enforceable against Bancorp and Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding may be brought.

4.13 Governmental Authority. Other than the Required Filings and Approvals, the execution, delivery and performance by Bancorp of this Agreement and the consummation by Bancorp and Bank of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority.

4.14 Non-Contravention. Neither the execution and delivery of this Agreement by Bancorp and Bank nor the consummation by Bancorp and Bank of the transactions contemplated hereby, nor compliance by Bancorp and Bank with any of the terms or provisions hereof, will (i) violate any provision of Articles of Incorporation or Bylaws of Bancorp or Bank, in each case as amended to date, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any Bancorp Subsidiary or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any lien, security interest, charge or other Encumbrance upon any of the respective properties or assets of Bancorp or any Bancorp Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Bancorp or any Bancorp Subsidiary is a party, or by which Bancorp or any Bancorp Subsidiary or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), as would not constitute a material adverse effect on the business, operations, earnings, assets or financial condition of Bancorp and the Bancorp Subsidiaries, taken as a whole.

4.15 Required Consents. Except for (i) the approval of Bancorp as the sole shareholder of Bank (which shall be delivered by Bancorp immediately after the execution and delivery of this Agreement), (ii) the Required Filings and Approvals and (iii) as set forth in Section 4.15 of the Bancorp Disclosure Schedule, no consents or approvals of any Person are necessary in connection with the execution and delivery by Bancorp of this Agreement, the consummation of the Merger and the consummation of the other transactions contemplated hereby.

4.16 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of Bancorp to Potomac pursuant to this Agreement contains or will contain any untrue statement of a material fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No information material to the Merger or other the transactions contemplated hereby and which is necessary to make the representations and warranties not misleading has been withheld from Potomac.

4.17 Brokers: Certain Fees. Neither Bancorp nor the Bank, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder’s fees in connection with this Agreement, the Merger or any of the transactions contemplated herein or therein, except that Bancorp has retained Robert W. Baird & Co. Incorporated to perform various investment banking advisory services in connection with the Merger.

4.18 Tax Treatment. Neither Bancorp nor any Affiliate of Bancorp has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.19 Regulatory Matters. Except as disclosed in the Bancorp SEC Reports, neither Bancorp nor any Bancorp Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any Governmental Authority and neither Bancorp nor any Bancorp Subsidiary has been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.

4.20 Financing; Reservation of Shares. Bancorp has available at hand, or will have at Closing, sufficient cash and cash equivalents to pay the Total Cash Consideration pursuant to Article II of this Agreement. Bancorp has reserved a sufficient number of shares of Bancorp Common Stock in order to fulfill its obligations hereunder.

ARTICLE V COVENANTS

5.1 Investigations: Access and Copies. Between the date of this Agreement and the Effective Time, Potomac agrees to give to Bancorp and its representatives and agents full access to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish promptly to Bancorp and its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II or III of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of Potomac or any Potomac Subsidiary as Bancorp or its agents or representatives shall from time to time reasonably request (including, without limitation, copies of monthly financial reports, other reports furnished to the Board of Directors of Potomac and committees thereof, and minutes of meetings of the Board of Directors of Potomac and committees thereof); provided, however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of Potomac and (b) shall not affect any of the representations and warranties hereunder. Potomac will give prompt written notice to Bancorp of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article VI of this Agreement.

5.2 Conduct of Business of Potomac.

(a) During the period from the date of this Agreement until the Effective Time, and subject to Section 5.3 hereof, Potomac shall, and shall cause each Potomac Subsidiary to (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice and prudent banking principles, (ii) use its best reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, (iii) maintain its books and records in accordance with past practices, except as required by law or regulations or generally accepted accounting principles, and shall properly pay or accrue all expenses incurred by them in connection with this Agreement or the Merger, and (iv) except as required by law or regulation, take no action which would adversely affect or delay the ability of Potomac or Bancorp to obtain any consent from any Governmental Authority or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the Effective Time, except as required by law or regulation, neither Potomac nor any Potomac Subsidiary shall, without the prior written consent of Bancorp:

(i) change, delete or add any provision of or add to the Articles of Incorporation or Bylaws of Potomac or any Potomac Subsidiary;

(ii) except for the issuance of shares of Potomac Common Stock pursuant to the exercise of outstanding Potomac Options, change the number of shares of the authorized, issued or outstanding capital stock of Potomac, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of Potomac;

(iii) declare, set aside or pay any dividend or make any other distribution with respect to the outstanding capital stock of Potomac or reacquire any of Potomac’s outstanding shares;

(iv) incur any material liabilities or material obligations (other than deposit liabilities, short-term borrowings and otherwise in the ordinary course of business consistent with past practices), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument;

(v) make any capital expenditure individually in excess of $50,000 other than (A) expenditures necessary to maintain existing assets in good repair and (B) expenditures in connection with the construction, equipping and outfitting of the Lansdowne branch currently under development substantially in accordance with the existing plans, specifications and budget of such project which have been made available to Bancorp;

(vi) sell, transfer, convey or otherwise dispose of any significant assets or any interest therein, other than sales of securities, loan participations and/or mortgage loans originated for the purpose of sale in the ordinary course of business consistent with past practice;

(vii) except as otherwise expressly permitted by this Agreement, pay any bonuses to any employee, officer, director or other Person or authorize any severance pay or other benefit for any employee, officer, director or other Person;

(viii) enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any Person or alter the terms of any existing incentive bonus or commission plan, provided, however, that nothing contained herein shall prohibit Potomac from hiring personnel at or below an annual compensation rate of $100,00 to satisfy its staffing needs in the ordinary course of business;

(ix) adopt any new or amend in any material respect any existing Employee Plan or grant any general increase in compensation to its employees as a class or to its officers or employees except for ordinary salary increases of not more than five percent (5%) of the previous year’s base salary per individual, and following not less than three (3) business days prior notice to Bancorp;

(x) grant any increase in fees or other compensation or in other benefits to any directors; provided, however, that Potomac may pay retainers and meeting fees to its directors for 2006 and 2007 in cash in lieu of the payment of such fees in shares of Potomac Common Stock;

(xi) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to Potomac or any Potomac Subsidiary that involves an aggregate of $25,000 or more;

(xii) acquire or agree to acquire the assets or equity securities of any Person or acquire direct or indirect control of any Person other than in connection with foreclosures in the ordinary course of business; provided, however, that Potomac shall consult with Bancorp with respect to any such foreclosures;

(xiii) originate, purchase, extend or grant any loan other than in accordance with Potomac’s lending policies in effect as of the date hereof, consistent with past practice, provided, however, that (A) Potomac shall provide to Bank a copy of the books and records of Potomac’s Loan Committee with respect to any loan to any party with an aggregate loan relationship of $1,000,000 or more, (B) Potomac shall provide to Bank a copy of the minutes of all meetings of Potomac’s Loan Committee and (C) Bank shall be entitled to have an observer present at all meetings of Potomac’s Loan Committee;

(xiv) file any applications or make any contract with respect to branching by Potomac (whether de novo, purchase, sale or relocation) or acquire or construct, or enter into any agreement to acquire or construct, any interest in real property, except for ongoing acquisition or construction projects consistent with the plans, specifications and budgets thereof which Potomac has made available to Bancorp;

(xv) form any new subsidiary;

(xvi) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with Potomac’s past practices;

(xvii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(xviii) purchase or sell or otherwise acquire any derivative or other investment securities, except for Liquidity Investments and purchases of investment securities in accordance with Potomac’s investment policy as in effect as of the date hereof which has been made available to Bancorp; or

(xix) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against Potomac for material money damages or restrictions upon any of their operations.

The limitations contained in this Section 5.2(b) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 5.2(b). Notwithstanding the above, Potomac may (i) make regular contributions to the Potomac 401(k) plan consistent with past practice in terms of percentage match of employee contributions and (ii) may pay cash bonuses to officers and employees, provided that the aggregate of the cash bonuses paid by Potomac for 2006 shall not exceed the amounts accrued on a monthly basis during 2006 for the cash bonus pool, which such monthly accruals shall not exceed the sum of (x) nine percent (9%) of the pre-tax monthly income of Potomac plus (y) the amount of FICA tax payable by Potomac and the recipient in respect of such amount (assuming the entire bonus pool were distributed).

5.3 Takeover Proposals as to Potomac.

(a) Potomac shall not, and shall not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac, to, directly or indirectly, initiate contact with any Person (other than Bancorp and its Affiliates) (a “Third Party”), in an effort to solicit, initiate or encourage or take any other action to facilitate or encourage any Takeover Proposal (as such term is defined below). Without limiting the generality of the foregoing, Potomac shall not, and shall not authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of Potomac to, directly or indirectly (A) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties or assets of Potomac or any Potomac Subsidiary to any Third Party in connection with any Takeover Proposal; (B) negotiate any Takeover Proposal with any Third Party; or (C) enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. As used in this Agreement with respect to Potomac, “Takeover Proposal” shall mean any offer, proposal, or indication of interest other than as contemplated by this Agreement, for a merger or other business combination involving Potomac or any Potomac Subsidiary (including, without limitation any joint venture involving Potomac, any Potomac Subsidiary or any of their respective assets) or for the acquisition of a substantial equity interest in Potomac or any Potomac Subsidiary, or for the acquisition of a substantial portion of the assets of Potomac or any Potomac Subsidiary, by any Third Party. Potomac shall, and shall cause each Potomac Subsidiary and the advisors, employees and other agents of Potomac and each Potomac Subsidiary to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its best efforts to cause any such Third Party (or its agents and advisors) in possession of confidential information about Potomac or any Potomac Subsidiary that was furnished by or on behalf of Potomac or any Potomac Subsidiary to return or destroy all such information.

(b) Notwithstanding the provisions of Section 5.3(a), the Board of Directors of Potomac, directly or through advisors, agents or other intermediaries, may (i) engage in negotiations with any Third Party that has made an unsolicited bona fide Takeover Proposal that the Board of Directors of Potomac reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party non-public information relating to Potomac or any Potomac Subsidiary pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Bancorp) with terms no less favorable to Potomac than those contained in the Confidentiality Agreement, (iii) following receipt of such Takeover Proposal, fail to make, withdraw, or modify in a manner adverse to Bancorp its recommendation to the shareholders of Potomac referred to in Section 5.4 hereof, or (iv) enter into an agreement concerning a Superior Proposal after satisfying Potomac’s obligations pursuant to Section 6.4(e); but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of Potomac determines in good faith by a majority vote, after consultation with outside legal counsel to Potomac, that taking such action is in the best interests of Potomac and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia law. The Board of Directors of Potomac shall not take any of the actions referred to in clauses (i) through (iii) above unless Potomac shall have delivered to Bancorp prior written notice advising Bancorp that it intends to take such action, and Potomac shall continue to advise Bancorp after taking such action. In addition, Potomac shall notify Bancorp promptly (but in no event later than 24 hours) after receipt by Potomac (or any of its advisors) of any Takeover Proposal, any indication that a Third Party is considering making a Takeover Proposal or of any request for information relating to Potomac or any Potomac Subsidiary by any Third Party that may be considering making, or has made, a Takeover Proposal. Potomac shall provide such notice orally to the Chief Executive Officer, Chief Financial Officer or the General Counsel of Bancorp and in writing (in compliance with Section 9.5 hereof) and shall identify the Third Party making, and the material terms and conditions of, any Takeover Proposal, indication or request. Potomac shall keep Bancorp fully informed, on a current basis, of the status and details of any such Takeover Proposal, indication or request. “Superior Proposal” means any bona fide, unsolicited written Takeover Proposal on terms that the Board of Directors of Potomac determines in good faith by a majority vote, after considering the advice of a financial advisor and taking into account all of the terms and conditions of the Takeover Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Potomac’s shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of Potomac.

(c) As a condition of Bancorp’s entering into this Agreement, Potomac covenants, acknowledges and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Potomac’s entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any Third Party with respect to a Takeover Proposal, or supporting, indicating an intent to support or otherwise facilitating a Takeover Proposal, regardless of whether Potomac has otherwise complied with the provisions of Section 5.3(a) hereof, that Potomac shall have paid Bancorp the Termination Fee (as defined in Section 7.3) unless Bancorp specifically has waived the payment of such sum in writing. Accordingly, Potomac stipulates and covenants that prior to Potomac’s entering into a letter of intent, agreement in principle, or definitive agreement (whether binding or non-binding, conditional or unconditional) with any Person with respect to a Takeover Proposal or supporting or indicating an intent to support or otherwise facilitate a Takeover Proposal, Potomac shall have paid to Bancorp the Termination Fee in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 5.3(c). On payment of such amount to Bancorp, Bancorp shall have no cause of action or claim (either in law or equity) whatsoever against Potomac or any officer or director of Potomac or the Third Party, with respect to or in connection with such Takeover Proposal or this Agreement.

     The requirements, conditions, and obligations imposed by this Section 5.3 shall continue in effect from the date of this Agreement until the earliest of (i) the Effective Time, (ii) December 31, 2007, or (iii) the termination of this Agreement in accordance with its terms; provided, however, that, for the avoidance of doubt, if required pursuant to this Agreement, Potomac’s payment of the Termination Fee to Bancorp shall be a condition to any such termination. Thereafter, Potomac shall not be obligated to pay the amount required by this Section 5.3(c) as a condition precedent to such transaction.

5.4 Potomac Shareholder Approval. Potomac shall call the Potomac Shareholders’ Meeting as provided in Section 2.5 hereof. In connection with the Potomac Shareholders’ Meeting, subject to Section 5.3, the Potomac Board of Directors shall recommend approval of the Agreement and the Merger. Potomac shall use its best efforts to solicit proxies in favor of approval from its shareholders and to take all other action necessary or helpful to obtain the Potomac Shareholder Approval.

5.5 Information for Prospectus/Proxy Statement and Required Filings and Approvals.

(a) Potomac shall furnish to Bancorp such information concerning Potomac as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Potomac and the Potomac Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof. Potomac agrees promptly to advise Bancorp if at any time prior to the Potomac Shareholders Meeting any information provided by Potomac in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Potomac shall furnish to Bancorp such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to Potomac and the Potomac Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof after the mailing thereof to Potomac shareholders. Potomac shall furnish to Bancorp such information concerning Potomac as is necessary to file and obtain the Required Filings and Approvals.

(b) Bancorp shall furnish to Potomac such information concerning Bancorp and the Bancorp Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bancorp and Bank, to comply with Sections 2.6, 3.10 and 4.9 hereof. Bancorp agrees promptly to advise Potomac if at any time prior to the Potomac Shareholders Meeting any information provided by Bancorp in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Bancorp shall furnish to Potomac such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bancorp and the Bancorp Subsidiaries, to comply with Sections 2.6, 3.10 and 4.9 hereof after the mailing thereof to Potomac shareholders. Bancorp shall furnish to Potomac such information concerning Bancorp as is necessary to file and obtain the Required Filings and Approvals.

5.6 Cooperation to Remove Conditions. In the event of the imposition of a condition to any Governmental Approval which Bancorp, the Bank or Potomac deems to be materially burdensome, Bancorp, the Bank and Potomac agree to take such action as they may mutually deem appropriate for the purpose of obtaining the removal or modification of such condition; provided, however, that nothing in this Section 5.6 shall require Bancorp, the Bank or Potomac to institute any litigation in connection therewith, to continue any actions subsequent to any termination of this Agreement, or to assume any obligation which it deems not to be in its respective best interest.

5.7 Filing of Applications. Bancorp, the Bank and Potomac shall use their respective best efforts promptly to prepare, submit and file all regulatory applications required by law or regulations with respect to the consummation of the transactions contemplated hereby, including, without limitation, the Required Filings and Approvals.

5.8 Advice Regarding Regulatory Approvals. Each Party agrees to provide to the other Party prompt notice of any material comments received from any Governmental Authority which relate to the Merger and, upon request, copies of all documents and correspondences sent to or received from any Governmental Authority which relate in any manner to the Merger or the other transactions contemplated by this Agreement.

5.9 Consents. Each of Bancorp, the Bank and Potomac will use its best efforts to obtain the consent or approval of each Person whose consent or approval shall be required in order to permit Bancorp, the Bank or Potomac, as the case may be, to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation the consents referenced in Sections 3.16, 3.19 and 4.15 hereof.

5.10 Publicity. Between the date of this Agreement and the Effective Time, neither Bancorp, Potomac, nor any of their respective subsidiaries shall, without the prior approval of the other (which approval shall not be unreasonably withheld), issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereby, except as required by law, in which case the other Party shall be given a reasonable opportunity to review and comment on such press release, disclosure or statement. The Parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby.

5.11 Actions to Obtain Insurance. Bancorp acknowledges that, by operation of law, at the Effective Time, Bancorp will assume any and all legally enforceable obligations of Potomac to indemnify and defend the directors and officers of Potomac pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Potomac had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons’ status or services as directors and officers of Potomac, whether by contractual right or by provision of the Articles of Incorporation or Bylaws of Potomac, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification will continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Bancorp’s obligations with respect to such indemnification over that to which Potomac would have been subject had the Merger not been consummated. Bancorp and Bank will use their best efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policy maintained by Potomac (provided that Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Bancorp or Bank be required to expend pursuant to this Section 5.11 more than the amount per year equal to 150% of the current annual amount expended by Bancorp and Bank to maintain or procure such insurance coverage.

5.12 Employees; Severance; Retention Bonuses.

(a) Bancorp or the Bank may interview employees of Potomac, with the permission of such employees, provided that such interviews shall be conducted in a manner that shall not unreasonably interfere with the operations of Potomac. Bancorp intends that the Bank will retain all of Potomac’s existing branch personnel, relationship managers and senior lending support personnel, subject to Bancorp’s satisfactory review of Potomac’s employment files and the results of interviews. Bancorp or the Bank, as the case may be, shall offer employees of Potomac who accept offers of employment from Bancorp or the Bank a base salary that is equal to the base salary paid by Potomac to such employees.

(b) Bancorp shall be obligated to provide cash severance benefits hereunder to each employee of Potomac at the Effective Time (other than those officers or employees listed in Section 5.12 of the Potomac Disclosure Schedule, who shall be entitled to receive the change of control payments described therein) who either (i) is not offered employment by Bancorp or the Bank at compensation, including salary and benefits, at least approximately equal to that paid to the employee prior to the Effective Time, or (ii) is dismissed, other than for cause (which shall mean commission of a crime, other than a minor traffic offense, incompetence, or failure to follow supervisor’s lawful instructions) within the 365 days following the Closing Date, at a rate of two weeks cash base salary (or hourly rate based upon average weekly hours worked during the two months immediately preceding termination of employment) for each full year of employment with Potomac, Bancorp or the Bank, provided, however, that no payment will be made for any accrued but unpaid vacation pay, and provided further that the minimum severance payment to any such employee who is so terminated shall be four weeks base salary and the maximum severance payment to any such employee who is so terminated shall be twenty-six (26) weeks salary.

(c) Bancorp shall provide for continuation of health benefits under Section 4980B of the Code for all applicable employees of Potomac as required by law.

(d) As soon as practicable after the Effective Time and subject to applicable law, Bancorp shall cause the Bank to provide the employees of Potomac immediately prior to the Effective Time who continue in the employ of Bancorp or the Bank (the “Continuing Employees”) with the same health, dental, pension, life insurance, disability and other benefits, if any, which Bancorp provides generally to the employees of Bancorp or the Bank. With respect to the provision of such benefits to the Continuing Employees hereunder, to the extent such employees participate after the Effective Time in employee benefit plans other than plans maintained by Potomac, all prior service of such employees with Potomac shall be credited under such plans for purposes of eligibility and vesting, but shall not be credited for purposes of benefit accrual under any qualified defined benefit pension plan maintained by Bancorp or the Bank.

(e) Subject to applicable law and the provisions of the applicable plans, at the Closing, or as soon as practicable thereafter, Potomac’s 401(k) plan shall be merged with and into Bancorp’s Cash and Deferred Profit Sharing Plan, and, if it is not feasible to merge the Potomac 401(k) plan with and into Bancorp's Cash and Deferred Profit Sharing Plan because of applicable law, regulation or the terms of either of such plans, the Potomac 401(k) plan shall be promptly terminated, and the participant’s account balances under the Potomac 401(k) plan distributed, in accordance with law and such plan.

5.13 Tax Representations. Potomac shall furnish letters to RSM McGladrey, Inc., or other tax advisor selected by Bancorp, in such form as may be reasonably requested by such advisor, containing representations sufficient to enable such advisor to render the tax opinion referred to in Section 6.1(e) hereof.

5.14 Potomac Options. As of the Effective Time, Bancorp shall assume the Potomac Stock Option Plan and the Potomac ESPP. At the election of Bancorp, in its sole and complete discretion, but subject to any applicable limitations on such discretion in the Potomac Stock Option Plan or the Potomac ESPP, each issued and outstanding Potomac Option as of the Effective Time shall either (i) be terminated in exchange for a cash payment at the Closing in an amount equal to the excess of the Per Share Cash Consideration over the per share exercise price of such Potomac Option, subject to any required withholding of taxes, or (ii) converted to an option to purchase a number of shares of Bancorp Common Stock, subject to the same terms and conditions as such Potomac Option, equal to the product of (x) the number of shares of Potomac Common Stock subject to such Potomac Option times (y) the Exchange Ratio (with any fractional shares of Bancorp Common Stock resulting from such product to be rounded down to the nearest whole share) at an exercise price equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Potomac Option divided by (y) the Exchange Ratio (with any fractional cent resulting from such quotient to be rounded up to the nearest cent). After the date of this Agreement, Potomac shall not grant any new Potomac Options.

5.15 Cooperation Generally. Between the date of this Agreement and the Effective Time, Bancorp, the Bank and Potomac shall use their best efforts, and take all actions necessary or appropriate to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date.

5.16 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each Party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Bancorp.

5.17 Appointment of Potomac Directors. Effective as of the Effective Time, Bancorp shall, by increasing the size of its Board of Directors, appoint Marshall H. Groom to Bancorp’s Board of Directors. In connection with the annual stockholders meeting of Bancorp next following the Effective Time, Bancorp shall nominate said director for re-election as a director of Bancorp and shall nominate for election as a director (to fill a vacancy on Bancorp’s Board of Directors as of the date of such annual meeting), William F. Roeder, Jr., in each case to serve in the class to which such director was appointed, and Bancorp shall solicit proxies for such re-election and election at such annual stockholders meeting. Potomac hereby acknowledges and agrees that the appointments and nominations contemplated by this Section 5.17 are contingent on the occurrence of the Merger.

5.18 Advisory Board. Bancorp shall, effective as of the effective time of the Merger, cause the Bank to establish a Northern Virginia Advisory Board (“Advisory Board”), and, subject to Bancorp’s Board of Directors Governance Policy, to appoint each individual who is currently serving as a director of Potomac, if such persons are willing to so serve, as members of the Advisory Board established by the Bank, the function of which shall be to advise the Bank with respect to deposit and lending activities in Potomac’s former market area, to maintain and develop customer relationships and assist with the integration of Potomac into the Bank. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for an initial term of three years beginning on the Effective Date. Each member of the Advisory Board shall receive an annual retainer fee in the same amount and manner paid by Bancorp and the Bank to its other advisory board members

5.19 Conduct of Business of Bancorp. From the date hereof until the Effective Time, Bancorp shall not, and shall not permit any Bancorp Subsidiary to, take any action that would make any representation or warranty of Bancorp hereunder inaccurate in any material respect at, or as of any time prior to the Effective Time

5.20 Nasdaq Approval. Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued in connection with the Merger to be approved for quotation on the Nasdaq Global Market, subject to official notice of issuance.

5.21 Bancorp Common Stock. Each of the Parties shall not, and shall cause its respective directors and officers not to take, directly or indirectly, action designed to or that would constitute or might reasonably be expected to cause or result in, under the 1934 Act or otherwise, stabilization or manipulation of the price of the Bancorp Common Stock during the 10 consecutive trading days immediately preceding the Determination Date.

5.22 Registration of Bancorp Common Stock underlying Assumed Options. As soon as practicable after the Effective Time, Bancorp shall file a registration statement on Form S-8 to register under the 1933 Act the issuance of the shares of Bancorp Common Stock upon exercise of the Potomac Options assumed by Bancorp pursuant to Section 5.14 hereof.

5.23 Potomac Diligence; Updating of the Disclosure Schedules.

          (a)      As soon as practicable after the public announcement of this Agreement, Potomac shall use reasonable commercial efforts, which shall include due inquiry of the managing member of Potomac Home Funding, to ascertain whether there are any exceptions to the representations and warranties made with respect to Potomac Home Funding in Section 3.4 (Regulatory Filings), Section 3.11 (Litigation and Other Proceedings), Section 3.12 (Compliance with Law), Section 3.26 (Intellectual Property), Section 3.27 (Insurance) and Section 3.34 (Regulatory Matters). Prior to the Closing, if Potomac learns that, as a result of (1) its due diligence with respect to Potomac Home Funding (conducted in the manner described in the preceding sentence), or (2) any event occurring after the execution of this Agreement that did not result from a breach by Potomac of any of its covenants in this Agreement, any representation or warranty contained in Article III hereof has become inaccurate in any material respect (disregarding for this purpose any qualification as to knowledge in any representation or warranty applicable to Potomac Home Funding) (i) Potomac shall update the Potomac Disclosure Schedule to correct such representation or warranty, (ii) the updates to the Potomac Disclosure Schedule shall be deemed an amendment to this Agreement upon delivery of such updated Potomac Disclosure Schedule to Bancorp and (iii) all representations and warranties contained in Article III hereof after such delivery shall be based on the Potomac Disclosure Schedule so updated and not the earlier version of the Potomac Disclosure Schedule; provided, however, that solely for purposes of determining whether the condition contained in Section 6.2(d) has been satisfied, the changes in the updated Potomac Disclosure Schedule (if any) shall be disregarded.

          (b)      Prior to the Closing, if Bancorp learns that, as a result of any event occurring after the execution of this Agreement that did not result from a breach by Bancorp of any of its covenants in this Agreement, any representation or warranty contained in Article IV hereof has become inaccurate in any material respect (i) Bancorp shall update the Bancorp Disclosure Schedule to correct such representation or warranty, (ii) the updates to the Bancorp Disclosure Schedule shall be deemed an amendment to this Agreement upon delivery of such updated Bancorp Disclosure Schedule to Potomac and (iii) all representations and warranties contained in Article III hereof after such delivery shall be based on the Bancorp Disclosure Schedule so updated and not the earlier version of the Bancorp Disclosure Schedule; provided, however, that solely for purposes of determining whether the condition contained in Section 6.3(c) has been satisfied, the changes in the updated Bancorp Disclosure Schedule (if any) shall be disregarded.

ARTICLE VI CONDITIONS OF THE MERGER; FEDERAL TAX TREATMENT OF THE MERGER; TERMINATION OF AGREEMENT

6.1 General Conditions. The obligations of Bancorp and Potomac to effect the Merger shall be subject to the following conditions:

(a) Potomac Shareholder Approval. The holders of the outstanding shares of Potomac Common Stock shall have approved this Agreement and the Merger as specified in Section 2.5 hereof or as otherwise required by applicable law.

(b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, “Proceedings”) by any governmental or judicial or other authority.

(c) Government Approvals. All Required Filings and Approvals shall have been obtained or made and any applicable waiting periods shall have expired in connection with the consummation of the Merger. All other statutory or regulatory requirements for the valid consummation of the Merger and related transactions shall have been satisfied.

(d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Bancorp’s Common Stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner

(e) Tax Opinion. Bancorp and Potomac shall have received an opinion from RSM McGladrey, Inc., or other tax advisor selected by Bancorp and reasonably satisfactory to Potomac, in a form reasonably satisfactory to Bancorp and Potomac, on the basis of certain facts, representations and assumptions set forth in the opinion, dated as of the Closing Date, to the effect that:

(i) The Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(ii) No gain or loss will be recognized by Bancorp, the Bank or Potomac by reason of the Merger;

(iii) No gain or loss will be recognized by any Potomac shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon the exercise of Dissenters’ Rights) upon the exchange of Potomac common stock for Bancorp common stock in the merger;

(iv) The basis of the Bancorp Common Stock received by a Potomac shareholder who exchanges Potomac Common Stock for Bancorp Common Stock will be the same as the basis of the Potomac Common Stock surrendered in exchange therefor (subject to adjustments required as the result of receipt of cash in lieu of a fractional share of Bancorp Common Stock);

(v) The holding period of the Bancorp Common Stock received by a Potomac shareholder receiving Bancorp Common Stock will include the period during which the Potomac Common Stock surrendered in exchange therefor was held (provided that such common stock of such Potomac shareholder was held as a capital asset at the Effective Time); and

(vi) Cash received by a Potomac shareholder in lieu of a fractional share interest of Bancorp Common Stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp Common Stock which he would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code.

In rendering such opinion, RSM McGladrey, Inc. (or such other tax advisor), shall be entitled to rely upon customary representations and warranties of officers of Bancporp and Potomac.

6.2 Conditions to Obligations of Bancorp. The obligations of Bancorp to effect the Merger shall be subject to the fulfillment of each of the following additional conditions:

(a) Opinion of Counsel for Potomac. Bancorp shall have received from Kennedy & Baris, L.L.P., special counsel to Potomac, an opinion dated as of the Closing Date covering the matters set forth in Exhibit B.

(b) Required Consents. In addition to Governmental Approvals, Bancorp, Potomac, the Potomac Subsidiaries and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which could adversely and significantly affect Bancorp or the Bancorp Subsidiaries or the value of the Merger to them.

(c) No Material Adverse Change. Between December 31, 2005 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, or results of operations of Potomac, except as disclosed at or prior to the date of this Agreement pursuant to Section 3.9 hereof.

(d) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. The representations and warranties of Potomac that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Potomac that are not so qualified shall be true and correct in all material respects, in each case at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); Potomac shall have performed all obligations and complied with each covenant made by it in this Agreement, in all material respects, and Potomac shall have satisfied all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and Potomac shall have delivered to Bancorp a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

(e) Conditions to Regulatory Approvals. The Governmental Approvals shall have been granted without the imposition of any condition that Bancorp, reasonably and in good faith, has determined to be materially burdensome to Bancorp or the Bank.

(f) No Litigation. Neither Potomac nor any Potomac Subsidiary shall be a party to any pending litigation which, if determined adversely to Potomac or any Potomac Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of Potomac.

(g) No Issuances of Securities. No securities shall have been issued by Potomac since the date of the Agreement except pursuant to the exercise of Potomac Options outstanding on the date hereof. No options, convertible securities, warrants, or other rights to purchase or acquire any security of Potomac or any Potomac Subsidiary from Potomac or any Potomac Subsidiary shall have been issued since the date of this Agreement. Potomac shall not have purchased, repurchased, or redeemed any outstanding shares of Potomac Common Stock after the date of this Agreement.

(h) Compliance with Regulatory Requirements. Potomac and each Potomac Subsidiary shall have complied in all material respects, including without limitation, time limits for submissions required by any and all agreements, notices, orders, directives, memorandums, or supervisory resolutions which are or have been binding upon Potomac or any Potomac Subsidiary at any time.

(i) Affiliate Letters. Each director, officer and other person who is an Affiliate of Potomac, and their Affiliates, for purposes of Rule 145 under the 1933 Act, shall have delivered to Bancorp, prior to the Effective Date, a written agreement, substantially in the form attached hereto as Exhibit C, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Bancorp Common Stock to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or in accordance with Rule 145 of the SEC or another applicable exemption from the registration requirements under the 1933 Act.

(j) Dissenting Shares. The total number of shares of Potomac Common Stock, if any, as to which Dissenters’ Rights have been asserted shall not exceed 7.5% of the total number of outstanding shares of Potomac Common Stock.

(k) Employment Agreements; Change in Control Agreements. Bancorp shall have received documentation reasonably satisfactory to Bancorp and its counsel that any and all change of control agreements and employment agreements between Potomac or any Potomac Subsidiary, on the one hand, and any officer or employee of Potomac or any Potomac Subsidiary, on the other hand, will be terminated effective as of the Effective Time.

(l) Tax Certificate. Potomac shall have delivered to Bancorp a certification dated not more than 30 days prior to the Effective Time and signed by Potomac to the effect that Potomac is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

6.3 Conditions to Obligations of Potomac. The obligations of Potomac to effect the Merger shall be subject to fulfillment of each of the following conditions:

(a) Opinion of Counsel for Bancorp. Potomac shall have received from Dickstein Shapiro LLP, special counsel to Bancorp, an opinion dated as of the Closing covering the matters set forth in Exhibit D.

(b) No Material Adverse Change. Between December 31, 2005 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed at or prior to the date of this Agreement pursuant to Section 4.8 hereof.

(c) Representations and Warranties to be True: Fulfillment of Covenants and Conditions. The representations and warranties of Bancorp that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Bancorp that are not so qualified shall be true and correct in all material respects, in each case at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); Bancorp shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and Bancorp shall have delivered to Potomac a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

(d) No Litigation. Neither Bancorp nor any Bancorp Subsidiary shall be a party to any pending litigation which, if determined adversely to Bancorp or any Bancorp Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole.

(e) Nasdaq Approval. The shares of Bancorp Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Global Market, subject to the official notice of issuance

(f) Fairness Opinion. Danielson shall have delivered an opinion, substantially in the form referenced in Section 3.32 hereof, to the effect that as of the Closing Date and based upon and subject to the matters set forth therein, the Merger Consideration (reflecting any adjustments pursuant to Section 6.4(f) hereof), is fair to the shareholders of Potomac from a financial point of view.

6.4 Termination of Agreement and Abandonment of Merger. This Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by shareholders of Potomac, as provided below:

(a) Mutual Consent. By mutual consent of the Parties, evidenced by their written agreement.

(b) Closing Delay. At the election of Bancorp or Potomac, evidenced by written notice, if the Closing shall not have occurred on or before April 15, 2007, or such later date as shall have been agreed to in writing by the Parties; provided, however, that the right to terminate under this Section 6.4(b) shall not be available to any Party whose failure to perform a material obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

(c) Potomac Shareholder Meeting. At the election of Bancorp or Potomac, evidenced by written notice if the Potomac Shareholder Approval is not obtained at the Potomac Shareholder Meeting.

(d) Modification of Board Recommendation. By Bancorp upon written notice of termination to Potomac if (i) Potomac fails to hold the Potomac Shareholder Meeting, (ii) the Board of Directors of Potomac shall have failed to make or has withdrawn, or modified in a manner adverse to Bancorp, its approval or recommendation of this Agreement and the Merger to the Potomac Shareholders, or (iii) Potomac shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal.

(e) Superior Proposal. By Potomac upon delivery of written notice to Bancorp if the Board of Directors of Potomac authorizes Potomac, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that Potomac shall have paid the Termination Fee, and provided, further, that, in the case of any such termination by Potomac, (i) Potomac notifies Bancorp, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning a Takeover Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) and (ii) Bancorp does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of Potomac as such Superior Proposal, it being understood that Potomac shall not enter into any such binding agreement during such 72 hour period.

(f) Average Closing Price. By Potomac at any time during the three-day period following the Determination Date (as defined below) if both:

(i) the Average Closing Price (as defined below) is less than the product of (x) 0.80 times (y) the Starting Price; and

(ii) (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Bancorp Ratio”) shall be less than (b) the number obtained by (x) dividing (A) the Index Price (as defined below) on the Determination Date by (B) the Index Price on the date of this Agreement and (y) subtracting 0.20 from such quotient (such number being referred to herein as the “Index Ratio”), subject to the following provisions of this Section 6.4(f). If Potomac elects to exercise its termination right pursuant to this Section 6.4(f), it shall give prompt written notice of such election to Bancorp. During the five-business day period (the “Decision Period”) commencing with its receipt of such notice, Bancorp shall have the option to increase the Exchange Ratio and/or change the Total Cash Amount in a manner such that the conditions set forth in clause (i) or (ii) above shall be deemed to not to exist; provided, however, that the Total Cash Amount shall not be increased in a manner that would cause the failure of the condition set forth in Section 6.1(e) hereof. The condition set forth in clause (i) above shall be deemed not to exist if the Exchange Ratio is increased and/or the Total Cash Amount is changed, so that the Per Share Consideration after such increase or change is equal to the Per Share Consideration that would have been in effect if (x) the Average Closing Price were equal to the product of 0.80 and the Starting Price and (y) the Total Cash Amount as in effect on the date hereof were applicable. The condition set forth in clause (ii) above shall be deemed not to exist if the Exchange Ratio is increased and/or the Total Cash Amount is changed, so that the Per Share Consideration after such increase or change is equal to the Per Share Consideration that would have been in effect if (a) Bancorp Ratio were equal to the Index Ratio and (ii) the Total Cash Amount as in effect on the date hereof were applicable. If within the Decision Period Bancorp elects to exercise its option to increase the Aggregate Consideration as provided in this Section 6.4(f), it shall give prompt written notice to Potomac of such election and the revised Exchange Ratio and/or Total Cash Amount, whereupon Potomac shall have no right to terminate this Agreement pursuant to this Section 6.4(f) and this Agreement shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio and/or the Total Cash Amount shall have been modified by Bancorp pursuant to this Section 6.4(f), and any references in this Agreement to the “Exchange Ratio” and the “Total Cash Amount” shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 6.4(f).

If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Bancorp shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the “Starting Price” shall be appropriately adjusted to account for such change for the purposes of this Section 6.4(f).

For purposes of this Section 6.4(e), the following terms shall have the meanings indicated below:

     “Aggregate Consideration” means the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

     “Average Closing Price” means the average of the last reported sale prices per share of the Bancorp Common Stock as reported on the Nasdaq Global Market (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Bancorp and Potomac) for the 10 consecutive trading days immediately preceding the Determination Date.

     “Determination Date” means the date which is the tenth calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

     “Index Price” means, on a given date, the closing of the NASDAQ Bank Index (Symbol: IXBK, or US:BANK).

     “Per Share Consideration” means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of Potomac Common Stock outstanding as of the close of business on the Determination Date.

     “Starting Price” means $36.14.

     “Total Cash Consideration” shall mean the product obtained by multiplying (x) the Per Share Cash Consideration by (y) the Total Cash Amount.

     “Total Stock Consideration” shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the excess of the number of shares of Potomac Common Stock outstanding as of the close of business on the Determination Date over the Total Cash Amount and (z) the Average Closing Price.

(g) Conditions to Bancorp Performance Not Met. By Bancorp 30 days after delivery of written notice of termination to Potomac if there is a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Potomac set forth in this Agreement that would cause the condition set forth in Section 6.2(c) or Section 6.2(d) not to be satisfied and such condition has not been satisfied within 30 days of such notice.

(h) Conditions to Potomac Performance Not Met. By Potomac 30 days after delivery of written notice of termination to Bancorp if there is a breach of any representation or warranty of failure to perform any covenant or agreement on the part of Bancorp set forth in this Agreement that would cause the condition set forth in Section 6.3(b) or Section 6.3(c) not to be satisfied and such condition has not been satisfied within 30 days of such notice.

(i) Law, Order or Injunction. By Bancorp or Potomac upon written notice of termination if there shall be (A) any law that makes consummation of the Merger illegal or otherwise prohibited, or (B) any judgment, injunction, order or decree of any court or Governmental Authority having competent jurisdiction enjoining the consummation of the Merger is entered and such judgment, injunction or order shall have become final and non-appealable.

(j) Governmental Authority Approval. By Bancorp or Potomac upon written notice of termination in the event that any Required Filing and Approval shall have been denied by a final non-appealable order, or such denial has not been appealed within time permitted for appeal.

ARTICLE VII TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

7.1 Termination. In the event that this Agreement is terminated, the Parties shall have no further obligations hereunder except as to the obligations contained in Sections 5.3, 7.2, 7.3 and 9.3 hereof; provided, however, that each Party shall remain liable to any other Party hereto for any liability resulting from such Party’s willful or intentional breach of this Agreement prior to such termination, including without limitation, the fees and expenses incurred by such other Party in connection with this Agreement and the transactions contemplated hereby.

7.2 Payment of Expenses. Except as provided in Section 7.1 or Section 7.3 hereof, the Parties agree that fees and out-of-pocket expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, shall be paid as follows:

(a) all fees and disbursements of legal counsel, consultants, and accountants (including fees and disbursements in connection with the accountants’ letter required by Section 6.1(e)) shall be paid by the Party employing such persons;

(b) all expenses in connection with the printing and mailing of the Prospectus/Proxy Statement, and submission of such Prospectus/Proxy Statement to the SEC and state securities authorities shall be paid on a 75/25 basis by Bancorp and Potomac;

(c) all proxy solicitation costs and related fees and expenses other than those described in Section 7.2(b) shall be paid by Potomac;

(d) all fees and other expenses in connection with the preparation and filing of the Required Filings and Approvals shall be paid by the Party incurring such fees and expenses; and

(e) all other fees and out-of-pocket expenses incurred in connection with the Merger shall be paid by the Party incurring such fees and expenses.

7.3 Liquidated Damages. In the event the Merger is not consummated by reason of a termination of this Agreement pursuant to Section 6.4(d) or Section 6.4(e), the Parties agree that the actual damages which might be sustained by Bancorp are uncertain and difficult of ascertainment and that the following payment would be reasonable and just compensation for any such breach, and Potomac shall pay to Bancorp $2,520,000 as a termination fee (the “Termination Fee”). Payment under this Section 7.3 shall be in full satisfaction of any payment due to Bancorp under Section 5.3(c), and payment under Section 5.3(c) shall be in full satisfaction of any payments due to Bancorp pursuant to this section 7.3. This payment shall constitute liquidated damages, and not a penalty and upon payment thereof Potomac shall have no further liability under this Agreement to Bancorp.

ARTICLE VIII CLOSING; ASSETS AND LIABILITIES OF SURVIVING CORPORATION

8.1 Exchange of Certificates.

(a) After the Effective Time, holders of Certificates theretofore evidencing outstanding shares of Potomac Common Stock, upon surrender of such Certificates to an independent exchange agent unaffiliated with Bancorp and Potomac, appointed by Bancorp and reasonably acceptable to Potomac (the “Exchange Agent”), shall be entitled to receive (1) with respect to the shares of Potomac Common Stock that will be converted into shares of Bancorp Common Stock (in accordance with Sections 2.2 and 2.3 hereof) certificates representing the number of whole shares of Bancorp Common Stock into which shares of Bancorp Common Stock theretofore represented by the Certificates so surrendered shall have been converted, as provided in Section 2.2 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 2.2 hereof and (2) with respect to the shares of Potomac Common Stock that will be converted into the right to receive cash, the Per Share Cash Consideration payable with respect to such shares, as provided in Section 2.2 hereof. Within three Business Days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each Potomac shareholder of record at the Effective Time (“Record Holder”) who did not previously submit a properly completed Election Form and whose Potomac Common Stock shall have been converted into Bancorp Common Stock advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding Certificates formerly evidencing Potomac Common Stock in exchange for new certificates representing shares of Bancorp Common Stock. Upon surrender, each certificate evidencing Potomac Common Stock shall be cancelled. The services of the Exchange Agent shall be ministerial only, and shall be governed by an agreement in form and substance reasonably satisfactory to Potomac and Bancorp.

(b) Until surrendered as provided in Section 8.1(a) hereof, from and after the Effective Time, each outstanding Certificate which, prior to the Effective Time, represented Potomac Common Stock which are Stock Election Shares or Stock Designated Shares (other than shares cancelled at the Effective Time pursuant to Section 8.1(d) hereof and Dissenters’ Shares) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Bancorp Common Stock into which the shares of Potomac Common Stock formerly represented thereby were converted, and each outstanding certificate which, prior to the Effective Time, represented Potomac Common Stock which are Cash Election Shares or Cash Designated Shares (other than shares cancelled at the Effective Time pursuant to Section 8.1(d) hereof and Dissenters’ Shares) will be deemed for all corporate purposes to evidence only the right to receive, without interest, the Per Share Cash Consideration. However, until such outstanding Certificates formerly representing Potomac Common Stock are so surrendered, no dividend payable to holders of record of Bancorp Common Stock shall be paid to any holder of such outstanding Certificates, but upon surrender of such outstanding Certificates by such holder there shall be paid to such holder the amount of any dividends, without interest, theretofore paid with respect to such whole shares of Bancorp Common Stock, but not paid to such holder, and which dividends had a record date occurring on or subsequent to the Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 8.2 hereof. After the Effective Time, there shall be no further registration of transfers on the records of Potomac of outstanding Certificates formerly representing shares of Potomac Common Stock and, if a Certificate formerly representing such shares is presented to Potomac, it shall be forwarded to the Exchange Agent for cancellation and exchange for the Merger Consideration herein provided.

(c) If any new certificate for Bancorp Common Stock is to be issued in the name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Bancorp Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Any shares of Potomac Common Stock which are owned or held by Bancorp or any Bancorp Subsidiary at the Effective Time (other than Trust Account Shares and DPC Shares) shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Bancorp shall be issued or exchanged therefore.

(e) If any consideration due to be paid or delivered to the holders of Potomac Common Stock hereunder is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Bancorp or the Exchange Agent shall be entitled to dispose of any such consideration in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Potomac, Bancorp, Bank, the Exchange Agent or any other Person acting on behalf of any of them shall be liable to a holder of Potomac Common Stock for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

8.2 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Bancorp Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Bancorp Common Stock; no dividend or distribution with respect to Bancorp Common Stock shall be payable on or with respect to any fractional share interests; and no fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Bancorp. In lieu of such fractional share interest, any holder of Potomac Common Stock who would otherwise be entitled to a fractional share of Bancorp Common Stock will, upon surrender of his Certificate or Certificates representing Potomac Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Per Share Cash Consideration. For the purposes of determining any such fractional share interests, all shares of Potomac Common Stock owned by a Potomac shareholder shall be combined so as to calculate the maximum number of whole shares of Bancorp Common Stock issuable to such Potomac shareholder.

8.3 Closing. The closing of the Merger (the “Closing”) shall occur at the principal offices of Bancorp, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than fifteen (15) days, after the receipt of all requisite approvals and authorizations of Governmental Authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the “Closing Date.”

8.4 The Effective Time; The Effective Date. The Merger shall become effective upon the later of (i) the issuance of the Certificate of Merger by the Commissioner of Financial Regulation of Maryland, (ii) the issuance of the Certificate of Merger by the State Corporation Commission of Virginia or (iii) the time and date set forth in such Certificates of Merger (the “Effective Time”). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing. The date on which the Merger becomes effective in accordance with this Section 8.4 is referred to herein as the “Effective Date.”

8.5 Closing of Transfer Books. At the Effective Time, the transfer books for Potomac Common Stock shall be closed, and no transfer of shares of Potomac Common Stock shall thereafter be made on such books.

ARTICLE IX GENERAL

9.1 Non-survival of Representations, Warranties and Agreements. All representations, warranties and agreements of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms except as provided (in the case of a termination) in Section 7.1 and except (upon the Effective Time) this Article IX, and the provisions of Article II, Sections 5.11, 5.12, 5.14, 5.16, 5.17, 5.18, 8.1, 8.2 and 8.5 (to the extent they relate to, or are to be performed after, the Effective Time).

9.2 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any relevant approval of the Potomac shareholders, by an agreement in writing expressly stating an intention to amend this Agreement executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the Parties, further, provided that, after the adoption of this Agreement by the shareholders of Potomac, no such amendment without further shareholder approval of Potomac may (i) change the amount or form of the consideration to be received by the Potomac shareholders in the Merger, or (ii) change any other terms or conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the shareholders of Potomac; and further provided that no such amendment may be made after the filing of the Articles of Merger.

9.3 Confidentiality.

(a) All information disclosed hereafter by any Party to this Agreement to any other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated except to the extent that (i) it was known by such other Party when received, (ii) it is or hereafter becomes lawfully obtainable from other sources other than as a result of disclosure contrary to this paragraph, (iii) it is necessary or appropriate to disclose to the Federal Reserve, the FDIC, the banking authorities of the State of Maryland or the Commonwealth of Virginia, or any other Governmental Authority having jurisdiction over the Parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other Party. In the event of the termination of this Agreement, each Party shall return upon request to the other Parties all documents (and reproductions thereof) received from such other Parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include any information not within the exceptions contained in the first sentence of this Section 9.3.

(b) Each Party to this Agreement will insure that its respective officers, directors, investment bankers and other representatives who are given access to information which is required to be kept confidential hereunder on behalf of such Party will be bound by and will conduct their investigation in accordance with the terms of this Agreement. If Bancorp and the Bank on the one hand, or Potomac, on the other hand, is required by legal process or by operation of applicable law to disclose any information supplied pursuant to this Agreement, it is agreed that such Party will provide the other with prompt notice of such request(s) (except to the extent such notice is prohibited by law) so that Bancorp, the Bank or Potomac, as applicable, may seek an appropriate protective order and/or waive compliance with the provisions regarding confidentiality of this Agreement with respect to such information. It is further agreed that, if after compliance with the foregoing requirement, a Party is, in the opinion of its counsel, compelled to disclose information concerning the other to any tribunal, governmental agency or person or else stand liable for contempt or suffer other censure or penalty, such Party may disclose such information to such tribunal, agency or person without liability hereunder.

9.4 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Maryland without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

9.5 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, or one day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Bancorp, Bank and Potomac at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Bancorp or Bank, to:

Hunter R. Hollar
President and Chief Executive Officer
Sandy Spring Bancorp, Inc.
Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland 20832
Fax No.: (301) 774-8434

with a copy (which shall not constitute notice to Bancorp or Bank) to:

Ronald E. Kuykendall
General Counsel & Secretary
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Fax No.: (301) 774-8434

and

Dickstein Shapiro LLP
1825 Eye Street N.W.
Washington, D.C. 20006
Attention: Daniel L. Morgan, Esq.
Fax No.: (202) 420-2201

If to Potomac:

G. Lawrence Warren
President and Chief Executive Officer
Potomac Bank of Virginia
9910 Main Street
Fairfax, Virginia 22031
Fax No.: (703) 319-7912

with a copy (which shall not constitute notice to Potomac) to:

Noel M. Gruber, Esq
Kennedy & Baris, L.L.P.
4701 Sangamore Road, Suite P-15
Bethesda, Maryland 20816
Fax No.: (301) 229-2443

9.7 No Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except as contemplated hereby and except that all of the terms and provisions hereof shall be binding upon the Bank as the Surviving Bank. Except as expressly provided in Section 5.11 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

9.8 Headings. The description heading of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.

9.10 Construction and Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require the Bancorp, Potomac or any of their respective subsidiaries to take any action that would violate any applicable law (including common law), rule or regulation. Except as the context otherwise requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation. For purposes hereof, in determining whether there has been a material adverse effect with respect to any Party, there shall not be considered: (a) changes in tax, banking and similar laws or interpretations thereof by courts or Governmental Authorities, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates or the projected future interest rate environment, (d) actions and omissions of Potomac or Bancorp taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) direct effects of compliance with this Agreement on operating performance of any Person, including expenses incurred in connection with the transactions contemplated hereby, (f) the effect of any change, or prospective change, in loan valuation, accrual or reserve policy which is undertaken by Potomac with the consent of Bancorp prior to the Effective Time to conform to those of Bancorp, or the impact of changes in the fair market valuation policies of Potomac’s loans as of the Effective Time made with the consent of Bancorp, where the facts on which such adjusted valuation are based relative to events occurring prior to the date hereof, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, but only to the extent the effect on such Party is not materially worse than the effect on similarly situated banks and their holding companies.

9.11 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 9.1, constitutes the entire agreement of the Parties and supersedes any prior written or oral agreement or understanding among any of the Parties pertaining to the Merger other than the Confidentiality Agreement.

9.12 Extension; Waiver. At any time prior to the Effective Time, each Party may, to the extent legally permitted, (a) extend the time for performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a Party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party.

9.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

[Remainder of Page Intentionally Blank, Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date set forth above.

SANDY SPRING BANCORP, INC.

By:	/s/ Hunter R. Hollar

	Name:	Hunter R. Hollar
	Title:	President & Chief Executive Officer

SANDY SPRING BANK

By:	/s/ Hunter R. Hollar

	Name:	Hunter R. Hollar
	Title:	President & Chief Executive Officer

POTOMAC BANK OF VIRGINIA

By:	/s/ G. Lawrence Warren

	Name:	G. Lawrence Warren
	Title:	President and Chief Executive Officer